Exhibit (a)(1)(A)

IMPINJ, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

This document constitutes part of the prospectus relating to the securities that have been registered under the

Securities Act of 1933, as amended.

The prospectus relates to the Impinj, Inc. 2016 Equity Incentive Plan.

April 18, 2018

IMPINJ, INC.

OFFER TO EXCHANGE CERTAIN

OUTSTANDING STOCK OPTIONS FOR NEW STOCK OPTIONS

This Offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on May 16, 2018, unless we extend them.

By this offer (the “Offer”), Impinj, Inc. (“Impinj,” “we,” “our” or “us”) is giving eligible employees of Impinj the opportunity to exchange some or all of their stock options granted under our 2016 Equity Incentive Plan, as amended (the “2016 Plan”), with a per share exercise price equal to or greater than $21.72, whether vested or unvested, that are outstanding at the start of this Offer and remain outstanding and unexercised through the expiration of this Offer (“eligible options”), for new options to purchase shares of our common stock (“new options”). New options will be granted under, and subject to, the terms and conditions of our 2016 Equity Incentive Plan and an option agreement thereunder. All employees of Impinj (including our executive officers other than our Chief Executive Officer) who hold eligible options and remain employed through the date of grant for new options may participate in this Offer (“eligible employees”). Members of our board of directors will not be eligible to participate. The Offer is not conditioned upon a minimum number of eligible options being surrendered for exchange.

The Offer will expire at 9:00 p.m., Pacific Time, on May 16, 2018, unless we extend the date (such date of expiration, the “expiration date”). Eligible employees may tender eligible options on or before the expiration date in order to receive a number of new options determined by dividing the eligible options by the applicable exchange ratio. The Offer is being made on the basis of fixed exchange ratios. The exchange ratios are as follows, sometimes referred to as the “applicable exchange ratio”:

•	1.30 for eligible options with an exercise price of $21.72 to 26.44;

•	1.55 for eligible options with an exercise price of $30.41 to 39.00; and

•	1.80 for eligible options with an exercise price of $40.81 to 58.79.

All new options will have an exercise price per share equal to the closing sales price of a share of our common stock on the expiration date on the Nasdaq Global Select Market (the “new option grant date”) and will be subject to a new vesting schedule and term. We expect the new option grant date to be May 16, 2018. If the expiration date of the Offer is extended, then the new option grant date will be extended to the same date. If the exchange ratio yields a fractional amount of shares, we will round to the nearest whole number of shares with respect to each exchanged option on a grant-by-grant basis. The maximum term for the new options will be 10 years.

The new options will be unvested as of the new option grant date, regardless of the extent to which the exchanged eligible options were vested, and will be scheduled to vest based on continued service with us or any of our subsidiaries through each applicable vesting date in accordance with the new vesting schedule. The new vesting schedule generally provides that (i) to the extent that a percentage of an eligible option exchanged in the Offer was vested on the date it was cancelled or would have been scheduled to vest prior to the expiration date, an equivalent percentage of the new option grant will be scheduled to vest on the date that is six months following the new option grant date and (ii) to the extent that a percentage of an eligible option exchanged in the Offer is scheduled to vest after the expiration date, an equivalent percentage of the new option will be scheduled to vest on the date that is six months following each scheduled vesting date under the exchanged option, such that all vesting dates will be extended by six months. Vesting is subject to continued service with us or any of our subsidiaries through each applicable vesting date. Your participation in this Offer and receipt of any new options does not provide any guarantee or promise of continued service with us or any of our subsidiaries.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “PI.” On April 13, 2018, the closing sales price of our common stock was $13.46 per share on the Nasdaq Global Select Market. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this Offer.

See “Risks of participating in the Offer” beginning on page 21 for a discussion of risks that you should consider before participating in this Offer.

IMPORTANT

If you want to participate in the Offer, we encourage you to submit your election electronically via the Offer website at https://impinj.equitybenefits.com or fax at +1 206 299 0992. Your election must be received on or before the expiration date of the Offer, currently expected to be 9:00 p.m., Pacific Time, on May 16, 2018.

Your delivery of all documents regarding the Offer, including elections, is at your own risk. Only elections that are properly completed and actually received by us by the deadline via the Offer website at https://impinj.equitybenefits.com or by fax at +1 206 299 0992 will be accepted. Elections submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election via the Offer website, a confirmation statement will be generated by the Offer website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you submit an election form by fax, we intend to confirm the receipt of your election form by email within two U.S. business days of receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting the legal department, by email at corplegal@impinj.com or by phone at +1 206 812 9776. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or other securities commission or regulator has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

You should direct questions about this Offer or requests for additional copies of this Offer to Exchange (as defined below) and the other Offer documents to the legal department, at:

Impinj, Inc.

400 Fairview Avenue North, Suite 1200

Seattle, Washington 98109

+1 206 812 9776 (Direct)

+ 1 206 517 5300 (Main)

Email: corplegal@impinj.com

We recommend that you discuss the personal tax consequences of this Offer with your financial, legal and/or tax advisers.

We have not authorized anyone to provide you with information regarding the Offer other than what is contained in this Offer to Exchange or documents to which we have referred you. We are not making an offer of the new options in any jurisdiction where the Offer is not permitted. However, at our discretion, we may take actions necessary for us to make an offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown on the first page of this Offer to Exchange. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

Page
SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS	1
RISKS OF PARTICIPATING IN THE OFFER	21
THE OFFER	60

1.	Eligibility	60
2.	Participation in exchange; number of shares subject to new options; expiration date	60
3.	Purpose of the Offer	62
4.	Procedures for electing to exchange options	63
5.	Withdrawal rights and change of election	67
6.	Acceptance of options for exchange and issuance of new options	70
7.	Conditions of the Offer	71
8.	Price range of shares underlying the options	73
9.	Source and amount of consideration; terms of new options	74
10.	Information concerning Impinj	81
11.	Interests of executive officers and directors; transactions and arrangements concerning the options	81
12.	Status of options acquired by us in the Offer; accounting consequences of the Offer	82
13.	Legal matters; regulatory approvals	83
14.	Material income tax consequences	83
15.	Extension of Offer; termination; amendment	86
16.	Fees and expenses	87
17.	Additional information	87
18.	Financial statements	87
19.	Miscellaneous	88

SCHEDULE A	Information concerning the executive officers and directors of Impinj, Inc.	A-1
SCHEDULE B	Summary Financial Statements of Impinj, Inc.	B-1

SCHEDULE C-1	Guide to Tax Issues in Japan	C-1
SCHEDULE C-2	Guide to Tax Issues in France	C-2-1
SCHEDULE C-3	Guide to Tax Issues in Spain	C-3-1
SCHEDULE C-4	Guide to Tax Issues in the United Kingdom	C-4-1
SCHEDULE C-5	Guide to Tax Issues in Belgium	C-5-1

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Offer. You should carefully read this entire Offer to Exchange, the accompanying launch email from Chris Diorio, Ph.D., Chief Executive Officer, and the election form, together with the associated instructions and agreement to the terms of the election. This Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other Offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the Offer?	3
Q2.	Why are we making this Offer?	3
Q3.	Who may participate in this Offer?	4
Q4.	Which options are eligible for exchange?	4
Q5.	Are my options with a per share exercise price below $21.72 eligible options?	4
Q6.	Are there circumstances under which I would not be granted new options?	4
Q7.	How do I participate in this Offer?	5
Q8.	Am I required to participate in this option exchange?	8
Q9.	How many shares will the new options I receive be exercisable for?	8
Q10.	Why isn’t the exchange ratio one-to-one?	9
Q11.	Do I have to pay for my new options?	9
Q12.	What will be the exercise price of my new options?	9
Q13.	When will my new options vest and be exercisable?	9
Q14.	If I participate in this Offer, do I have to exchange all of my eligible options?	13
Q15.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	13
Q16.	When will my exchanged options be cancelled?	14
Q17.	Once I surrender my exchanged options through a properly and timely submitted election, is there anything I must do to receive the new options?	14
Q18.	When will I receive the new options?	14
Q19.	Can I exchange shares of Impinj common stock that I acquired upon a previous exercise of Impinj options?	14
Q20.	Will I be required to give up all of my rights under the cancelled options?	14
Q21.	Will the terms and conditions of my new options be the same as my exchanged options?	14
Q22.	What happens to my options if I choose not to participate or if my eligible options are not accepted for exchange?	15
Q23.	How will we determine whether an eligible option has been properly tendered?	15
Q24.	Will I have to pay taxes if I participate in the Offer?	15
Q25.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?	16
Q26.	Will I receive a new option agreement if I choose to participate in the Offer?	16
Q27.	Are there any conditions to this Offer?	16
Q28.	If you extend or change the Offer, how will you notify me?	16
Q29.	Can I change my mind and withdraw from this Offer?	16
Q30.	How do I change or withdraw my election?	16
Q31.	What if I withdraw my election and then decide again that I want to participate in this Offer?	19
Q32.	Are you making any recommendation as to whether I should exchange my eligible options?	19

Q33.	Will my decision to participate in the Offer have an impact on my ability to receive options or other equity awards in the future?	19
Q34.	Whom can I contact if I have questions about the Offer, or if I need additional copies of the Offer documents?	20

The following are some of the terms that are frequently used in this Offer to Exchange.

Terms used in this Offer

“2016 Plan” refers to our 2016 Equity Incentive Plan, as amended.

“Impinj” refers to Impinj, Inc.

“cancellation date” refers to the calendar date when exchanged options will be cancelled. Exchanged options will be cancelled on the same calendar day as the expiration date and the new option grant date. This cancellation of exchanged options will occur after the expiration of the Offer and before the granting of new options. We expect that the cancellation date will be May 16, 2018. If the expiration date is extended, then the cancellation date will be extended to the same date.

“eligible employee” refers to an employee of Impinj or certain of its foreign subsidiaries as of the date the Offer commences who remains an employee through the new option grant date. Members of our board of directors, including our Chief Executive Officer, will not be eligible employees.

“eligible option grant” refers collectively to all of the eligible options that are part of the same option grant and subject to the same option agreement. For example, if an individual has been granted eligible options to purchase a total of 1,000 shares of our common stock under the 2016 Plan subject to an option agreement under the 2016 Plan, the eligible option grant refers to the entire award of eligible options to purchase 1,000 shares of our common stock. If the individual has exercised 600 shares subject to that award, eligible option grant refers to the award of eligible options to purchase 400 shares of our common stock that remain subject to the award.

“eligible options” refers to stock options to purchase shares of our common stock held by eligible employees that (i) have a per share exercise price equal to or greater than $21.72, (ii) were granted under the 2016 Plan, and (iii) are outstanding and unexercised as of the expiration date.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“exchange ratio” refers to the number by which eligible options are divided in order to calculate the number of new options. The exchange ratios are as follows, sometimes referred to as the “applicable exchange ratio”: 1.30 for eligible options with an exercise price of $21.72 to 26.44; 1.55 for eligible options with an exercise price of $30.41 to 39.00; and 1.80 for eligible options with an exercise price of $40.81 to 58.79.

“exchanged options” refers to the options exchanged pursuant to this Offer.

“expiration date” refers to the time and date that this Offer expires. We expect that the expiration date will be May 16, 2018, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the Offer, the term “expiration date” will refer to the time and date at which the extended Offer expires.

“Nasdaq” refers to the Nasdaq Global Select Market.

“new option grant” refers collectively to all new options that are part of the same grant and subject to the same option agreement.

“new option grant date” refers to the date when new options will be granted. The new option grant date will be the same calendar day as the expiration date. We expect that the new option grant date will be May 16, 2018. If the expiration date is extended, then the new option grant date will be extended to the same date.

“new options” refers to the options to purchase shares of our common stock granted pursuant to this Offer that replace the exchanged options. The new options will be granted on the new option grant date under and subject to the terms of the 2016 Plan and a new option agreement between the new option recipient and Impinj.

“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Stock Options for New Stock Options.

“offering period” refers to the period from the commencement of this Offer to the expiration date. This period commenced on April 18, 2018, and will end at 9:00 p.m., Pacific Time, on May 16, 2018, unless extended.

“Securities Act” refers to the U.S. Securities Act of 1933, as amended.

Questions and answers

Q1.	What is the Offer?

A1.	This Offer is a one-time, voluntary opportunity for eligible employees (defined below) to exchange for new options certain outstanding “underwater” stock options with per share exercise prices equal to or greater than $21.72 on the expiration date.

Q2.	Why are we making this Offer?

A2.	We believe that this Offer will foster retention of our valuable employees and better align the interests of our eligible employees with those of our stockholders to maximize stockholder value. We issued the currently outstanding stock options to attract and retain the best available personnel and to provide additional incentives to our personnel. However, many of our outstanding options, whether or not they currently are exercisable, have per share exercise prices that are significantly higher than the current market price for a share of our common stock. These options are commonly referred to as being “underwater.” We believe that granting new options in exchange for eligible options will aid in motivating and retaining the eligible employees participating in the Offer because each new option would have a per share exercise price that reflects a more current price with respect to a share of our common stock. We believe that granting a number of new options determined by dividing the eligible options by the applicable exchange ratio will result in the fair value of the new options being approximately equal in the aggregate to the fair value of the eligible options that are tendered for cancellation in the Offer. The model used to calculate fair value is based on a number of assumptions. We believe that by restarting the vesting on the new options we would grant in the Offer, we provide for a reasonable and a balanced exchange for underwater options and that the extension of vesting would have a much stronger current impact on retention than do underwater options.

Further, not only do significantly underwater options have little or no retention value, but they also cannot be removed from our pool of equity awards granted until they are exercised, expire or otherwise terminate (for example, when an employee leaves our employment). If we do not conduct this Offer in which underwater stock options with low incentive value may be exchanged for stock options with higher motivation and retentive value, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to our employees. (See Section 3 of “The Offer” below.)

Q3.	Who may participate in this Offer?

A3.	You may participate in this Offer if you are an eligible employee. You are an “eligible employee” if you are an employee of Impinj or certain of our foreign subsidiaries (including our executive officers other than our Chief Executive Officer) who holds eligible options as of the date the Offer commences, and remains an employee through the new option grant date; provided, however, that members of our board of directors will not be eligible to participate. (See Section 1 of “The Offer” below.)

Q4.	Which options are eligible for exchange?

A4.	All stock options, whether vested or unvested, to purchase shares of our common stock that (i) have a per share exercise price equal to or greater than $21.72, (ii) were granted under the 2016 Plan, and (iii) are outstanding and unexercised as of the expiration date are eligible for exchange in the Offer. If a particular option expires after the commencement of this Offer, but before the expiration date, that option is not eligible for exchange.

To help you recall your eligible option grants and give you the information that may be useful for making an informed decision, please refer to the personalized information regarding each eligible option grant that you hold which is available via the Offer website that lists: the grant date of the eligible option grant; the per share exercise price of the eligible option grant; whether the eligible option grant is an incentive stock option or nonstatutory stock option; the number of vested and unvested shares of our common stock subject to the eligible option grant as of May 16, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date); the exchange ratio; the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and the vesting schedule of the new option grant. If you are unable to access your personalized information regarding each eligible option grant that you hold, you may contact the legal department, by email at corplegal@impinj.com or by phone at +1 206 812 9776. (See Section 2 of “The Offer” below.)

Q5.	Are my options with a per share exercise price below $21.72 eligible options?

A5.	No. Only options to purchase shares or our common stock that have a per share exercise price equal to or greater than $21.72 can be eligible options. Accordingly, any options to purchase shares of our common stock that have a per share exercise price below $21.72 are not eligible options and are not eligible to be exchanged in the Offer. (See Section 2 of “The Offer” below.)

Q6.	Are there circumstances under which I would not be granted new options?

A6.

Yes. If, for any reason, you no longer continue to be an eligible employee through the new option grant date, you will not be an eligible employee and you will not be eligible to participate in the Offer. As a result, you will not receive any new options. Instead, you will keep your current options and those options will vest and expire in accordance with their original terms. Except as provided by any applicable law, your employment with Impinj or its subsidiaries will remain “at-will” regardless of your participation in the Offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1 of “The Offer” below.)

Moreover, even if we accept your exchanged options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in SEC or Nasdaq rules. However, we do not anticipate any such prohibitions as of the date of this Offer to Exchange. (See Section 13 of “The Offer” below.)

In addition, if you hold an option that expires after the start of the Offer but on or before the cancellation date, that particular option is not eligible for exchange. As a result, if you hold options that expire on or before the currently scheduled cancellation date or, if we extend the Offer such that the cancellation date is a later date and you hold options that expire on or before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15 of “The Offer” below.)

For purposes of your eligibility to participate in this Offer, your employment with Impinj will not be considered to have terminated while you are on a leave of absence that has been approved by Impinj.

Q7.	How do I participate in this Offer?

A7.	Participation in this Offer is voluntary. If you are an eligible employee, at the start of the Offer you will have received a launch email from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing this Offer. If you want to participate in the Offer, you must complete the election process via one of the following methods outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on May 16, 2018. If you do not want to participate, then no action is necessary.

Elections via the Offer website

1.	To submit an election via the Offer website, click on the link to the Offer website in the launch email you received from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing the Offer, or go to the Offer website at https://impinj.equitybenefits.com. Log in to the Offer website using the login instructions provided to you in the launch email from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing the Offer (or if you previously logged into the Offer website, your updated login credentials).

2.	After logging in to the Offer website, review the information and proceed through to the Make My Election page. You will be provided with personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of May 16, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the exchange ratio applicable to each eligible option;

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	On the Make My Election page, make your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the Offer by selecting “Yes” or choose not to exchange in the Offer by selecting “No.”

4.	Proceed through the Offer website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Submit My Election page and in the Offer documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.	Upon submitting your election, a confirmation statement will be generated by the Offer website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the election process via the Offer website.

Elections via fax

1.	Print and properly complete, sign and date the election form attached to the launch email from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing the Offer.

2.	You can review the personalized information regarding each eligible option grant you hold that will be provided to you on the Offer website, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of May 16, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the exchange ratio applicable to each eligible option;

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

This personalized information is available to you on the Offer website at https://impinj.equitybenefits.com. You can log in to the Offer website using the login instructions provided to you in the launch email from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing the Offer (or if you previously logged in to the Offer website, your updated login credentials). If you are unable to access your personalized information regarding each eligible option grant you hold, you may contact the legal department, by email at corplegal@impinj.com or by phone at +1 206 812 9776.

3.	Fax the properly completed election form to:

Attn: Legal Department

Impinj, Inc.

Fax: +1 206 299 0992

You also can review your eligible option grants in the “Breakeven Calculator” in the Offer website, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from a new option grant to be granted pursuant to the Offer if you choose to exchange an eligible option grant. The Breakeven Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the Offer. For example, the Breakeven Calculator does not account for vesting. Note that you will be able to profit from a new option grant only if it actually vests. Therefore, even if the Breakeven Calculator shows that the potential profit on a new option grant is greater than for an eligible option grant at the assumed prices you enter, you would be able to profit from a new option grant only if it actually vests. Note further that because of the rounding resulting from fractional shares, the values shown could be higher or lower than the actual result.

We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on May 16, 2018. We prefer that you submit your election electronically via the Offer website. However, if you choose not to use the Offer website or if you want to use the Offer website but you do not have access to the Offer website for any reason, if you are unable to submit your election via the Offer website as a result of technical failures of the Offer website such as the Offer website being unavailable or the Offer website not enabling you to submit your election, you may submit an election form by fax as described above. To obtain a paper election form, please contact the legal department, by email at corplegal@impinj.com or by phone at +1 206 812 9776.

If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this offer.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via the Offer website, a confirmation statement will be generated by the Offer website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you submit an election form by fax, we intend to confirm the receipt of your election form by email within two U.S. business days of receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting the legal department, by email at corplegal@impinj.com or by phone at +1 206 812 9776. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by the Offer website at https://impinj.equitybenefits.com or by fax at +1 206 299 0992 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4 of “The Offer” below.)

Q8.	Am I required to participate in this option exchange?

A8.	No. Acceptance of this Offer and participation in the Offer is completely voluntary. (See Sections 2 and 14 of “The Offer” below.)

Q9.	How many shares will the new options I receive be exercisable for?

A9.	Subject to the terms of this Offer and our acceptance of your properly tendered options, each exchanged option to purchase one share of our common stock will be replaced with a new option to purchase a number of shares of common stock determined by dividing the eligible option by the applicable exchange ratio. The Offer is being made on the basis of a fixed exchange ratio, which is calculated so that the new options received in the Offer will have a fair value approximately equal to the fair value (as discussed further below) of the eligible option. The exchange ratios are as follows, sometimes referred to as the “applicable exchange ratio”:

Per Share Exercise Price of Eligible Options	Exchange Ratio
$21.72 to 26.44	1.30
$30.41 to 39.00	1.55
$40.81 to 58.79	1.80

For illustrative purposes only, assume that you are an eligible employee holding an eligible option grant covering 1,000 shares of our common stock with a per share exercise price of $26.44. If you exchange this eligible option grant under the Offer, then on the new option grant date, you will receive a new option grant covering 769 shares of our common stock. This is equal to 1,000 shares of our common stock divided by 1.30, the exchange ratio for the eligible options with an exercise price within the range of $21.72 to 26.44, with the result rounded down to the nearest whole share. (See Section 2 of “The Offer” below.)

Q10.	Why isn’t the exchange ratio one-to-one?

A10.	We calculated the exchange ratios so that the new options have a fair value approximately equal to the fair value of the options they replace on the expiration date. Option exchange programs, like this Offer, can result in significant accounting consequences to a company if the options are exchanged on a one-to-one basis. Under the accounting rules, if the accounting value (referred to by the accountants as the “fair value”) of the new options granted in this Offer is higher than the fair value of the exchanged options, the excess value must be recognized by the Company as an additional compensation expense. The structure of the offer will minimize the amount of compensation expense the Company will have to recognize as a result of the Offer. If we granted the same number of new options as the number of exchanged options, the Company would have to recognize significant additional compensation expense for the new options. (See Section 3 and Section 12 of “The Offer” below.)

Q11.	Do I have to pay for my new options?

A11.	You do not have to make any payment to us to receive your new options. However, in order to exercise your new options and purchase any shares of our common stock subject to your new options, you will be required to pay the exercise price of your new options. Additionally, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation with respect to the new options, the tax withholding obligations will be satisfied in the manner specified in the 2016 Plan and the option agreement thereunder that will govern the terms of your new options. (See Section 9 of “The Offer” below.)

Q12.	What will be the exercise price of my new options?

A12.	The exercise price per share of all new options will be equal to the closing sales price of a share of our common stock as reported on Nasdaq on the new option grant date, which is expected to be May 16, 2018. We cannot predict the exercise price of the new options. (See Section 9 of “The Offer” below.)

Q13.	When will my new options vest and be exercisable?

A13.	All new options will be unvested as of the new option grant date and will be subject to a new vesting schedule. Each new option will be unexercisable while it remains unvested. The vesting commencement date of all new options will be the new option grant date and the new options will be subject to additional vesting, in each case subject to your continued service with us or any of our subsidiaries through the applicable vesting dates, as follows:

•	To the extent that a percentage of the corresponding eligible option that is cancelled in exchange for the new options was vested on the cancellation date or would have been scheduled to vest prior to the expiration date, an equivalent percentage of the new option grant will be scheduled to vest on the date that is six months following the new option grant date.

•	To the extent that a percentage of an eligible option that is cancelled in the exchange for new options was scheduled to vest on a vesting date after the expiration date, an equivalent percentage of the new option will be scheduled to vest on the date that is six months following such vesting date such that all vesting dates for new options will be extended by six months.

•	We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares of our common stock subject to the new option will vest on each vesting date). As a result, subject to your continued service with Impinj or certain of its foreign subsidiaries through the relevant vesting date, (i) the number of shares of our common stock that vest on each vesting date will be rounded down to the nearest whole number of shares as of the first vesting date on which a fractional share otherwise will vest, and (ii) fractional shares, if any, will be accumulated until the first vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional share remaining thereafter accumulated again.

•	If your exchanged option was subject to any accelerated vesting upon certain qualifying terminations of employment or other specified events pursuant to an option agreement or other written agreement between you and Impinj or certain of its foreign subsidiaries, then the corresponding new option also will be subject to such accelerated vesting to the same extent that the eligible option grant was immediately before being cancelled in the Offer, provided that the new options will be subject to the terms and conditions of the 2016 Plan and an option agreement under the 2016 Plan including any applicable country-specific appendix.

In all cases described above, vesting is subject to your continued service to us or any of our subsidiaries through each vesting date. Your participation in this Offer and the receipt of new options does not provide any guarantee or promise of continued service with us. (See Section 9 of “The Offer” below.) The maximum term for the new options will be 10 years.

Example 1 – Partially Vested Eligible Option

For illustrative purposes only, assume that you are an eligible employee and that you exchange in the Offer an eligible option to purchase 4,500 shares of our common stock that vests and becomes exercisable as to 25% on August 23, 2017 and monthly thereafter on the same day of the month so that the eligible option is scheduled to become fully vested and exercisable by August 23, 2020, subject to your continued service with us or any of our subsidiaries through such date. The per share exercise price of the option was $21.81. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and new options are granted on May 16, 2018 at which point the eligible option is 41.67% vested and exercisable. Under the terms of the Offer, the new option grant will cover 3,461 shares. This is equal to 4,500 shares of our common stock subject to the exchange option divided by 1.30, the exchange ratio for the exchanged options with an exercise price within the range of $21.72 to 26.44, with the result rounded down to the nearest whole share. The new option will be entirely unvested and unexercisable upon the new option grant date. The maximum term of the new option grant will be 10 years from May 16, 2018.

On November 16, 2018, the date that is six months following the cancellation date, the new option grant will vest and become exercisable as to 1,442 shares subject to the new option (which is 41.67% of the total 3,461 shares subject to the new option, rounded down), subject to your continued service to Impinj or certain of its foreign subsidiaries through the vesting date.

On November 23, 2018 and on the 23rd day of each month thereafter through February 23, 2021, the new option will vest and become exercisable at the rate of 0.02083 of 3,461 per month, subject to your continued service to Impinj or certain of its foreign subsidiaries through the vesting date.

The table shows the vesting dates for the new options:

Scheduled Vesting Date for Eligible Option	Scheduled Vesting Date for New Option	Number of Shares of our Common Stock Subject to New Option Grant
	November 16, 2018	1,442
May 23, 2018	November 23, 2018	72
June 23, 2018	December 23, 2018	72
July 23, 2018	January 23, 2019	72
August 23, 2018	February 23, 2019	72
September 23, 2018	March 23, 2019	72
October 23, 2019	April 23, 2019	72
November 23, 2018	May 23, 2019	72
December 23, 2018	June 23, 2019	72
January 23, 2019	July 23, 2019	72
February 23, 2019	August 23, 2019	73
March 23, 2019	September 23, 2019	72
April 23, 2019	October 23, 2019	72
May 23, 2019	November 23, 2019	72
June 23, 2019	December 23, 2019	72
July 23, 2019	January 23, 2020	72
August 23, 2019	February 23, 2020	72
September 23, 2019	March 23, 2020	72
October 23, 2019	April 23, 2020	72
November 23, 2019	May 23, 2020	72
December 23, 2019	June 23, 2020	73
January 23, 2020	July 23, 2020	72
February 23, 2020	August 23, 2020	72
March 23, 2020	September 23, 2020	72
April 23, 2020	October 23, 2020	72
May 23, 2020	November 23, 2020	72
June 23, 2020	December 23, 2020	72
July 23, 2020	January 23, 2021	72
August 23, 2020	February 23, 2021	73

Example 2 – Unvested Eligible Option

For illustrative purposes only, assume that you are an eligible employee and that you exchange in the Offer an eligible option grant to purchase 3,000, shares of our common stock that vests and becomes exercisable as to 25% on August 23, 2018 and monthly thereafter on the same day of the month so that the eligible option is scheduled to become fully vested and exercisable by August 23, 2021, subject to your continued service with us or any of our subsidiaries through such date. The per share exercise price of the option was $31.77. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and new options are granted on May 16, 2018 at which point the eligible option is 0% vested and exercisable. Under the terms of the Offer, the new option grant will cover 1,935 shares. This is equal to 3,000 shares of our common stock subject to the exchange option divided by 1.55, the exchange ratio for the exchanged options with an exercise price within the range of $30.41 to 39.00, with the result rounded down to the nearest whole share.

The new option will be entirely unvested and unexercisable upon the new option grant date. The maximum term of the new option grant will be 10 years from May 16, 2018.

On February 23, 2019, the date that is six months following the first vesting date of the exchange option, 483 shares subject to the new option will vest and become exercisable and on the 23rd day of each month thereafter through February 23, 2022, the new option will vest and become exercisable at the rate of 0.02083 of 1,935 per month, subject to your continued service to Impinj or certain of its foreign subsidiaries through the vesting date.

The table shows the vesting dates for the new options:

Scheduled Vesting Date for Eligible Option	Scheduled Vesting Date for New Option	Number of Shares of our Common Stock Subject to New Option Grant
	February 23, 2019	483
September 23, 2018	March 23, 2019	40
October 23, 2018	April 23, 2019	40
November 23, 2018	May 23, 2019	41
December 23, 2018	June 23, 2019	40
January 23, 2019	July 23, 2019	40
February 23, 2019	August 23, 2019	41
March 23, 2019	September 23, 2019	40
April 23, 2019	October 23, 2019	40
May 23, 2019	November 23, 2019	41
June 23, 2019	December 23, 2019	40
July 23, 2019	January 23, 2020	40
August 23, 2019	February 23, 2020	41
September 23, 2019	March 23, 2020	40
October 23, 2019	April 23, 2020	40
November 23, 2019	May 23, 2020	41
December 23, 2019	June 23, 2020	40
January 23, 2020	July 23, 2020	40
February 23, 2020	August 23, 2020	41
March 23, 2020	September 23, 2020	40
April 23, 2020	October 23, 2020	40
May 23, 2020	November 23, 2020	41
June 23, 2020	December 23, 2020	40
July 23, 2020	January 23, 2021	40
August 23, 2020	February 23, 2021	41
September 23, 2020	March 23, 2021	40
October 23, 2020	April 23, 2021	40
November 23, 2020	May 23, 2021	41
December 23, 2020	June 23, 2021	40
January 23, 2021	July 23, 2021	40
February 23, 2021	August 23, 2021	41
March 23, 2021	September 23, 2021	40
April 23, 2021	October 23, 2021	40
May 23, 2021	November 23, 2021	41
June 23, 2021	December 23, 2021	40
July 23, 2021	January 23, 2022	40
August 23, 2021	February 23, 2022	41

Q14.	If I participate in this Offer, do I have to exchange all of my eligible options?

A14.	No. You may pick and choose which of your outstanding eligible option grants you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

However, if you elect to participate in this Offer, you must exchange the entire outstanding and unexercised portion of any particular eligible option grant that you choose to exchange, including any eligible option grants which are legally, but not beneficially, owned by you. This means that you may not elect to exchange only a portion of any particular eligible option grant (such as the vested portion, or unvested portion, or otherwise). However, you may elect to exchange the remaining portion of any eligible option grant that you have already partially exercised.

For example and except as otherwise described below, if you hold (i) an eligible option grant to purchase 1,000 shares of our common stock, 200 of which you have already exercised, (ii) an eligible option grant to purchase 1,000 shares of our common stock, no portion of which has been exercised, and (iii) an eligible option grant to purchase 2,000 shares of our common stock, no portion of which has been exercised, you may elect to exchange:

•	The first eligible option grant, covering the entire remaining 800 shares of our common stock,

•	The second eligible option grant, covering 1,000 shares of our common stock,

•	The third eligible option grant, covering 2,000 shares of our common stock,

•	One, two or all three of your three eligible option grants, or

•	None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to only 150 shares of our common stock (or any other partial amount) under that eligible option grant or less than all of the shares of our common stock under the second or third eligible option grants. (See Section 2 of “The Offer” below.)

Q15.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A15.	If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) issued in the United States and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, then in order to participate in the Offer with respect to such eligible option grant, you may accept this Offer with respect to only the portion of eligible option beneficially owned by you. Any portion beneficially owned by a person who is not an employee may not be exchanged in this Offer (even if legal title to that portion of the eligible option grant is held by you and you are an eligible option holder).

For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares of our common stock that is subject to a domestic relations order, one-third (1/3) of which is beneficially owned by your former spouse (that is, the portion covering 1,000 shares of our common stock), and you have exercised 600 of the remaining 2,000 shares of our common stock subject to the eligible option grant not beneficially owned by your former spouse, then you may elect to exchange the outstanding portion of your eligible option grant covering 1,400 shares of our common stock, which excludes the portion covering the 1,000 shares of our common stock beneficially owned by your former spouse, or you may elect not to participate in the Offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant. (See Section 2 of “The Offer” below.)

Q16.	When will my exchanged options be cancelled?

A16.	Your exchanged options will be cancelled following the expiration of the Offer on the same calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be May 16, 2018, unless the offering period is extended. (See Section 6 of “The Offer” below.)

Q17.	Once I surrender my exchanged options through a properly and timely submitted election, is there anything I must do to receive the new options?

A17.	Once your election has been accepted and your exchanged options have been surrendered and cancelled pursuant to the terms of the Offer, and upon the grant of any new options to you in the Offer, you will need to follow the same electronic procedures that ordinarily apply to any Impinj option granted in the normal course. We expect that the new option grant date will be May 16, 2018. In order to vest in the shares of our common stock underlying the new option grant, you will need to remain an employee or service provider of Impinj or its subsidiaries through the applicable vesting dates, as described in Q&A 12. (See Section 1 of “The Offer” below.)

Q18.	When will I receive the new options?

A18.	We will grant the new options on the new option grant date. We expect the new option grant date will be May 16, 2018. If the expiration date is delayed, the new option grant date will be similarly delayed. If you are granted new options, we will provide you with your new option agreement under the 2016 Plan shortly after the new option grant date. (See Section 6 of “The Offer” below.)

Q19.	Can I exchange shares of Impinj common stock that I acquired upon a previous exercise of Impinj options?

A19.	No. This Offer relates only to outstanding Impinj options to purchase shares of our common stock. You may not exchange in this Offer any shares of our common stock that you acquired upon a prior exercise of options or by any other acquisition. (See Section 2 of “The Offer” below.)

Q20.	Will I be required to give up all of my rights under the cancelled options?

A20.	Yes. Once we have accepted your exchanged options in the Offer, your exchanged options will be cancelled, and you no longer will have any rights under those options. We intend to cancel all exchanged options on the cancellation date. We expect that the cancellation date will be May 16, 2018. (See Section 6 of “The Offer” below.)

Q21.	Will the terms and conditions of my new options be the same as my exchanged options?

A21.

Many of the terms and conditions of your new options will remain the same as your exchanged options, and the terms and conditions that will change generally will not substantially and adversely affect your rights. Your new options will be granted under and subject to the terms and conditions of the 2016 Plan and a new option agreement between you and Impinj, which are the same documents that govern your eligible options. The 2016 Plan and current form of option agreement for stock option awards granted under the 2016 Plan are incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO with which this Offer to Exchange has been filed with the SEC (the “Schedule TO”) and are available on the SEC website at www.sec.gov. Please see Section 9 of “The Offer” below for a fuller discussion of these differences.

Your new options will have a different exercise price (as discussed in Q&A 12), maximum term (as discussed in Q&A 12 and Section 6 of “The Offer” below), and vesting schedule (as discussed in Q&A 13) and your new options will cover a reduced number of shares of our common stock than as were subject to your exchanged options based on a fixed exchange ratio (as discussed in Q&A 9 and Q&A 10). (See Section 9 of “The Offer” below.)

Q22.	What happens to my options if I choose not to participate or if my eligible options are not accepted for exchange?

A22.	If you choose not to participate, we do not receive your election by the deadline, or we do not accept your eligible options under this Offer, your eligible options will (i) remain outstanding until they are exercised or cancelled or expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule, (iv) retain their current maximum term to expiration, and (v) retain all of the other terms and conditions as set forth in the relevant option agreement related to such eligible options. (See Section 6 of “The Offer” below.)

Q23.	How will we determine whether an eligible option has been properly tendered?

A23.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of the documents you submit to accept the Offer for any of your eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for exchange that we determine is not in appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Offer. No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice. (See Section 4 of “The Offer” below.)

Q24.	Will I have to pay taxes if I participate in the Offer?

A24.	If you participate in the Offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the new option grant date. However, you normally will have taxable income when you exercise your new options or when you sell the shares you receive upon exercise. (See Section 14 of “The Offer” below.)

For all employees, we recommend that you consult with your own tax adviser to determine the personal tax consequences to you of participating in this Offer. If you are a resident of or subject to the tax laws in more than one country (including a country other than the United States), you should be aware that there may be additional or different tax and social insurance consequences that may apply to you. (See Schedules C-1, C-2, C-3, C-4 and C-5.)

Q25.	Will my new options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A25.	If your exchanged options were incentive stock options, your new options will be incentive stock options, unless federal tax rules limit this characterization. Likewise, if your exchanged options were nonstatutory stock options, your new options will be nonstatutory stock options.

We recommend that you read the tax discussion in Section 14 of “The Offer” below and discuss the personal tax consequences of nonstatutory stock options and incentive stock options with your financial, legal and/or tax advisers. (See Section 9 and Section 14 of “The Offer” below.)

Q26.	Will I receive a new option agreement if I choose to participate in the Offer?

A26.	Yes. All new options will be granted under, and subject to, the terms and conditions of the 2016 Plan and a new option agreement between you and Impinj under the 2016 Plan. The 2016 Plan and form of new option agreement under the 2016 Plan are incorporated by reference as exhibits to the Schedule TO filed with the SEC for this Offer and are available on the SEC website at www.sec.gov. (See Section 9 of “The Offer” below.)

Q27.	Are there any conditions to this Offer?

A27.	Yes. The completion of this Offer is subject to a number of customary conditions that are described in Section 7 of “The Offer” below. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may choose to do so at our discretion. (See Section 2 and Section 7 of “The Offer” below.)

Q28.	If you extend or change the Offer, how will you notify me?

A28.	If we extend or change this Offer, we will issue a press release, email or other form of communication disclosing the extension or change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the Offer, as applicable. (See Section 2 and Section 15 of “The Offer” below.)

Q29.	Can I change my mind and withdraw from this Offer?

A29.	Yes. You may change your mind after you have submitted an election and withdraw from the Offer at any time on or before the expiration date (which currently is expected to be May 16, 2018, at 9:00 p.m., Pacific Time) and retain your eligible options under their existing terms. If we extend the expiration date, you may withdraw your election at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration date. (See Section 5 of “The Offer” below.)

Q30.	How do I change or withdraw my election?

A30.	To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible options from this Offer, you must deliver a valid new election indicating only the eligible option grants you wish to exchange in the Offer or a valid new election indicating that you reject the Offer with respect to all of your eligible options, by completing the election process via one of the following methods outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on May 16, 2018:

Election changes and withdrawals via the Offer website

1.	Log in to the Offer website using your login credentials and via the link provided in the launch email you received from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing the Offer, or go to the Offer website at https://impinj.equitybenefits.com.

2.	After logging in to the Offer website, review the information and proceed through to the Make My Election page, where you will find personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of May 16, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the exchange ratio applicable to each eligible option;

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	On the Make My Election page, make your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the offer by selecting “Yes” or choose not to exchange in the offer by selecting “No.”

4.	Proceed through the Offer website by following the instructions provided. Review your selections and confirm that you are satisfied with your selections. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Submit My Election page and in the Offer documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.	Upon submitting your election, a confirmation statement will be generated by the Offer website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Offer via the Offer website.

Election changes and withdrawals via fax

1.	Print and properly complete, sign and date the election form attached to the launch email from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing the Offer.

2.	You can review the personalized information regarding each eligible option you hold that will be provided to you on the Offer website, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of May 16, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the exchange ratio applicable to each eligible option;

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

This personalized information is available to you on the Offer website at https://impinj.equitybenefits.com. You can log in to the Offer website using the login instructions provided to you in the launch email from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing the offer (or if you previously logged into the Offer website, your updated login credentials). If you are unable to access your personalized information regarding each eligible option grant you hold, you may contact the legal department, by email at corplegal@impinj.com or by phone at +1 206 812 9776.

3.	Fax the properly completed election form to:

Attn: Legal Department

Impinj, Inc.

Fax: +1 206 299 0992

We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on May 16, 2018. We prefer that you submit your election electronically via the Offer website. However, if you choose not to use the Offer website or if you want to use the Offer website but you do not have access to the Offer website for any reason, if you are unable to submit your election via the Offer website as a result of technical failures of the Offer website such as the Offer website being unavailable or the Offer website not enabling you to submit your election, you may submit an election change by fax as described above. To obtain a paper election form, please contact the legal department, by email at corplegal@impinj.com or by phone at +1 206 812 9776.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via the Offer website, a confirmation statement will be generated by the Offer website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you submit an election form by fax, we intend to confirm the receipt of your election form by email within two U.S. business days of receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting the legal department, by email at corplegal@impinj.com or by phone at +1 206 812 9776. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by the Offer website at https://impinj.equitybenefits.com or by fax at +1 206 299 0992 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 5 of “The Offer” below.)

Q31.	What if I withdraw my election and then decide again that I want to participate in this Offer?

A31.	If you have withdrawn your election to participate with respect to some or all of your eligible option grants and then decide again that you would like to participate in this Offer, you may reelect to participate by submitting a new properly completed election via the Offer website at https://impinj.equitybenefits.com or via fax at +1 206 299 0992 on or before the expiration date, in accordance with the procedures described in Q&A 29 and Section 4. (See also Q&A 7 and see Section 5 of “The Offer” below.)

Q32.	Are you making any recommendation as to whether I should exchange my eligible options?

A32.	No. Neither Impinj, nor any officer, director, employee or other person associated with us, is making any recommendation as to whether or not you should accept this Offer. We understand that the decision whether or not to exchange your eligible options in this Offer may require consideration of various factors for many employees. Exchanging your eligible options does carry risk (see “Risks of participating in the Offer” for information regarding some of these risks), and there are no guarantees that you would ultimately receive greater value from your new options than from the eligible options you exchanged. As a result, you must make your own decision as to whether or not to participate in this Offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial adviser. (See Section 3, Section 9 and Section 14 of “The Offer” below.)

Q33.	Will my decision to participate in the Offer have an impact on my ability to receive options or other equity awards in the future?

A33.	No. Your election to participate or abstain from participating in the Offer will have no effect on our making future grants of options, other equity awards, or any other rights to you or anyone else. (See Section 1 of “The Offer” below.)

Q34.	Whom can I contact if I have questions about the Offer, or if I need additional copies of the Offer documents?

A34.	You should direct questions about this Offer and requests for printed copies of this Offer to Exchange and other offer documents to the legal department at:

Impinj, Inc.

400 Fairview Avenue North, Suite 1200

Seattle, Washington 98109

+1 206 812 9776 (Direct)

+ 1 206 517 5300 (Main)

Email: corplegal@impinj.com

(See Section 10 of “The Offer” below.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. In addition, the risks described below are not the only risks facing Impinj. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and operating results. The risks described below, as well as the risk factors in our Annual Report on Form 10-K for our fiscal year ended December 31, 2017 filed with the SEC, highlight some of the material risks of participating in this Offer. You should consider these risks carefully, and you are encouraged to speak with an investment and tax adviser as necessary before deciding whether to participate in the Offer. In addition, we urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in the exchange of options pursuant to the Offer, as well as the rest of this Offer to Exchange document, for a more in depth discussion of the risks that may apply to you before deciding to participate in the Offer.

In addition, this Offer and our SEC report referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, that are based on our management’s beliefs and assumptions and on information currently available to our management.

Forward-looking statements include, but are not limited to, statements about:

•	our market opportunity; the adoption of RAIN RFID technology and solutions; our ability to compete effectively against competitors and competing technologies; and our market share and technology leadership;

•	our future financial performance, including our average selling prices and gross margins and future macroeconomic conditions;

•	the performance of third parties on which we rely for product manufacture, assembly and testing; and our relationship with third parties on which we rely for product distribution, sales, integration and development;

•	our ability to adequately protect our intellectual property; the regulatory regime for our products and services; and

•	our leadership of standards-setting processes.

Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Form 10-K. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

Risks Related to Participating in The Offer

New options granted to you in the Offer to Exchange will be entirely unvested as of the new option grant date and will vest over a prescribed time period. You may not exercise these options until they vest, and such vesting requires that you remain in the service of Impinj or its subsidiaries. If your service with us terminates for any or no reason, your unvested new options will expire automatically.

New options granted to you will be unvested as of the new option grant date and subject to a new vesting schedule. This is true even if your exchanged options are already 100% vested. Vesting requires the passage of time and that your services to us continue through each vesting date. If you do not remain an employee or other service provider with us through each date your new options vest, you will not have the right to purchase all of the shares subject to those new options. Instead, the unvested portion of your new options generally will expire immediately upon your termination. As a result, you may not receive any value from your new options. Nothing in the Offer should be construed to confer upon you the right to remain an employee of Impinj. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new option grant date or thereafter.

Furthermore, although we currently are not anticipating a merger or acquisition, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or other service with us or any of our subsidiaries terminates before part or all of your new options vest, you may not receive any value from the unvested portion of the new options.

The exercise price per share of the new options granted to you in the Offer to Exchange could be greater than the exercise price per share of the eligible options that you tender for exchange.

The exercise price per share of the new options granted to you, which will be equal to the closing sales price of our common stock as reported on Nasdaq on the new option grant date, will not be determined until such date. Accordingly, you will not be able to determine the exercise price of your new options at the time you tender your eligible options for exchange. The price of our common stock is volatile and our shares have traded at a per share price ranging between $9.95 and $27.40 during the three months ended March 31, 2018. The exercise price per share of your new options may be higher than the exercise price per share of the eligible options that you tender for exchange.

The new options granted to you in the Offer to Exchange could become underwater after they are granted.

The new options will have an exercise price per share equal to the closing sales price of a share of our common stock as reported on Nasdaq on the new option grant date. If the trading price of our common stock decreases after the new option grant date, the exercise price of your new options will be greater than the trading price of our common stock, and you will not be able to realize any gain from the exercise of your new options. The trading price of our common stock has been volatile, and there can be no assurances regarding the future price of our common stock or that the trading price of our common stock will increase after the new option grant date.

If the price of a share of our common stock increases after the date on which your exchanged options are cancelled, your exchanged options might be worth more than the new options that you receive in exchange for them.

The exchange ratio of this Offer that applies to eligible options does not result in a one-for-one exchange of exchanged options for new options with respect to the number of their underlying shares of our common stock for any such eligible options. Therefore, it is possible that, at some point in the future, your eligible options would have been economically more valuable than the new options granted pursuant to this Offer. For example, this could occur if the appreciation in our stock price results in a gain over the exercise price of the eligible options that exceeds the value of the new options granted in exchange for the eligible options. For illustrative purposes only, the following provides an example.

Assume that you exchange an eligible option grant that is a nonstatutory stock option to purchase1,000 shares of our common stock with a per share exercise price of $22 for a new option grant covering 769 shares with a per share exercise price equal to $15. Assume, for illustrative purposes only, that the price of a share of our common stock increases to $25. Under this example, if you had kept your exchanged options and exercised, and sold, the underlying shares when the price of a share of our common stock is $25, you would have realized ordinary income of $3,000, but if you exchanged your eligible option for new options and exercised, and sold, the shares of our common stock subject to the new option grant when the price of a share of our common stock is $25 you would realize ordinary income of $7,690.

The exchange ratios used in determining the new options that you will be eligible to receive for your eligible options take into account a number of factors and assumptions, so the actual value of your new options may be more or less than the value of your eligible options.

The Offer is being made on the basis of fixed exchange ratios. The exchange ratios are as follows, sometimes referred to as the “applicable exchange ratio”:

•	1.30 for eligible options with an exercise price of $21.72 to 26.44;

•	1.55 for eligible options with an exercise price of $30.41 to 39.00; and

•	1.80 for eligible options with an exercise price of $40.81 to 58.79.

We determined these exchange ratios by first dividing the eligible options into groups based on the exercise prices listed above and calculating the aggregate fair value of each group using a Black-Scholes option pricing model. Black-Scholes models are a method of attempting to determine the fair value of an option, and we use similar models in accounting for our option expense. These models, however, are theoretical, and were initially developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our or most other companies’ option grants under employee option plans. Existing valuation models, including variations of the Black-Scholes model, may not provide reliable measures of the values of our stock-based compensation, including with respect to the Exchange Offer. There currently is no market-based mechanism or other practical application to verify the reliability and accuracy of our estimates stemming from the Black-Scholes option pricing model we used, in part, to determine the exchange ratios, nor is there a means to compare and adjust the estimates to actual values.

The Black-Scholes model we used takes into account the following assumptions to estimate fair value: (i) a $13.00 price per share of our common stock, (ii) a blend of implied volatilities derived from historical volatilities of similar entities whose share prices are publicly available and our historical volatility since becoming a publicly traded company for a term commensurate with the remaining term of the eligible options and the expected term of the new options, (iii) risk free interest rates that vary with the remaining term of the eligible options and the expected term of the new options, (iv) an estimated term that reflects the underwater nature and the remaining contractual term of the eligible options as of May 16, 2018 and the expected term of the new options, (v) the option exercise prices and (vi) a 0.00% dividend yield. The exchange ratios were designed to result in a fair value of the new options that is approximately equal to the fair value, in the aggregate, of the eligible options that are tendered, assuming that all eligible options are tendered in the Offer.

Tax-Related Risks

If you elect to exchange an eligible option that is an incentive stock option, the new option you receive in its place will be incentive stock options to the maximum extent under applicable law.

In the event you elect exchange your eligible options in the Offer, to the extent such eligible options are incentive stock options, the new options you receive will be incentive stock options, unless restricted by federal law. If you hold an eligible option that currently qualifies as an incentive stock option, the holding periods for such options will restart as of the new grant date, and a portion of your new option may not qualify as an incentive stock option. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 of the Offer to Exchange.

In addition, the U.S. Internal Revenue Code limits the annual benefit a single person may receive from incentive stock options, preventing more than $100,000 worth of incentive stock options from becoming exercisable for the first time in any one calendar year. The IRS has informally taken the position that stock options tendered in a repricing count toward the $100,000 limit with respect to any portion of the option that did or would have first become exercisable in the year of repricing (but for the repricing). Further, the IRS treats the new option as a new option grant, so any portion of the new option that first becomes exercisable in that year also counts toward the limit, based on the repriced value. Therefore, the portion of your incentive stock options that you currently possess that is exercisable for the first time in 2018 plus any new options that are first exercisable in 2018 (since your new options are counted as a new grant, any already vested portions of your repriced options will count as being first exercisable in 2018) will both be counted in determining the portion of your repriced options that exceeds the $100,000 limit. The fair market value of the shares pursuant to the “$100,000 Rule” is determined as of the grant date for each such option. To the extent more than $100,000 of options granted as incentive stock options first become exercisable in any calendar year, the options in excess of $100,000 are treated as nonstatutory stock options for U.S. tax purposes. Therefore, your new options will only be incentive stock options up to the $100,000 limit; any excess stock options will be treated as nonstatutory stock options.

If the Offer remains open for more than 30 calendar days and if you choose not to participate in this Offer, if you are a U.S. taxpayer employee you will be required to restart the measurement periods required to be eligible for favorable tax treatment for your existing eligible options that are incentive stock options.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two years after the grant date and for more than one year after the date of exercise. Under the tax rules governing incentive stock options, if an offer to modify an incentive stock option remains outstanding for 30 or more calendar days, then the incentive stock option is deemed modified regardless of whether you participate in the offer. This Offer is currently expected to remain open for 29 days. If we extend this Offer such that it is open for 30 days or more, eligible incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. The commencement date of the offer (April 18, 2018) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this offer commenced (April 18, 2018) (i.e., the date of the deemed modification) and more than one year after the exercise of the option. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14 entitled “Material U.S. federal income tax consequences.”

Risks	Relating to Our Business and Industry

RAIN market adoption is uncertain. If RAIN market adoption does not continue to develop, or develops more slowly than we expect, our business will suffer.

The RAIN market is relatively new and, to a large extent, unproven. RAIN technology and product adoption, including that of Impinj’s products and platform, will depend on numerous factors, including:

•	whether end users embrace the benefits we believe RAIN offers, and if so whether RAIN will achieve and sustain high demand and market adoption;

•	whether end users perceive that the benefits of RAIN adoption outweigh the cost and time to install, replace or modify their existing systems and processes; and

•	whether the technological capabilities of RAIN products and applications meet end users’ current or anticipated needs.

The adoption of RAIN technology and products has historically been slower than anticipated or forecasted by us and industry sources. Our industry has also experienced periods of accelerated adoption that were not sustained. For example, RAIN adoption accelerated in 2016, but then decelerated in 2017, in part, we believe, due to delays in the implementation of planned programs by certain large retailers. Near-term RAIN adoption depends on large organizations with market influence, particularly in the retail industry, continuing to deploy RAIN solutions. Long-term RAIN market growth will depend on adoption by other industries and government agencies. End users and our prospective customers may not be familiar with our products or RAIN in general, or may use other products and technologies to identify, locate, authenticate, engage, track and prevent loss of their items. Additionally, even if prospective customers are familiar with RAIN, our products or platform, a negative perception of, or experience with, RAIN or a competitor’s RAIN products may deter them from adopting RAIN or our products or platform. Before they adopt RAIN, businesses, government agencies and other organizations may need education on the benefits of using RAIN in their operations, and how they outweigh the costs, including potentially significant costs of modifying or replacing existing systems and processes. These educational efforts may not be successful, and organizations may decide that the costs of adopting RAIN outweigh the benefits, or may decide to defer near term RAIN adoption in favor of a more advanced or comprehensive future deployment. Failure of organizations to adopt RAIN generally, and our products and platform specifically, for any reason will hurt the development of our market and, consequently, impair our business and prospects.

Fluctuations in the adoption of RAIN may affect our ability to forecast our future operating results, including revenue, gross margins, cash flows and profitability. Moreover, to ensure adequate inventory supply, we must forecast inventory needs and expenses and place orders sufficiently in advance with our suppliers and contract manufacturers based on our estimates of future demand for particular products. In the near term, we expect to invest significantly in endpoint IC and gateway inventory to support the projected growth in our business. Our failure to accurately forecast demand for RAIN solutions may cause us to experience excess inventory levels or a shortage of products available for sale.

If RAIN adoption by retailers does not continue at the rate we expect, our business will be adversely affected.

The retail apparel industry leads RAIN adoption, and end users in the retail industry were the largest consumers of our endpoint ICs in 2016. We believe the retail industry is a leading indicator of RAIN market adoption and if large apparel retailers in particular continue adopting our platform then adoption within the retail industry and in other industries will accelerate. As such, the retail industry is one of our key strategic areas of focus.

If retailers or others deploying RAIN fail to realize demonstrable benefits from RAIN or delay or abandon their deployments, overall RAIN market acceptance may be materially and adversely affected. For example, in 2017, we believe our growth decelerated due, in part, to delays in the implementation of planned programs by certain large retailers. This contributed toward sequential declines in endpoint IC sales in the third and fourth quarters of 2017. In addition, retailers that have a primarily physical presence in the marketplace have experienced financial stress in recent periods. Many of these retailers have deployed RAIN to improve competitiveness; however, if they fail to compete effectively, the number of stores they maintain, and thus the scope of their RAIN deployments, may decrease significantly. Any widespread delay, slowdown or failure by retailers or other organizations to implement RAIN-based systems generally, and our products and platform specifically, will materially and adversely affect our business, operating results, financial condition and long-term prospects.

If we are unsuccessful in fostering meaningful adoption of our products and platform by end users other than retailers, our business prospects may be adversely affected.

We expect end users to deploy our platform in sectors beyond retail, including, for example, healthcare and logistics. If we fail to make our products and platform an easy-to-deploy, economical solution for use cases in these other sectors, our ability to penetrate them may suffer and our business prospects may be adversely affected.

We have a history of losses and have only achieved profitability intermittently. We cannot be certain that we will increase or sustain profitability in the future.

We have incurred losses since our inception in 2000. While we were profitable between 2013 and 2015, we had a net loss of $17.3 million for 2017 and an accumulated deficit of $204.5 million as of December 31, 2017. Our ability to regain or sustain profitability depends on numerous factors, many of which are out of our control, including continued RAIN adoption, our market share and our margins. We expect significant expenditures to support operations, product development, and business and headcount expansion in sales, engineering, and marketing as a public company. If we fail to increase our revenue or manage our expenses, we may not increase or sustain profitability in the future.

Fluctuations in our quarterly and annual operating results may adversely affect our business, prospects and stock price.

You must consider our business and prospects in light of the risks and difficulties we encounter in the uncertain and rapidly evolving RAIN market. Because this market is new and evolving, predicting its future growth rate and size is difficult. The rapidly evolving nature of the markets in which we sell our products, as well as other factors that are beyond our control, reduce our ability to accurately evaluate our future prospects and forecast quarterly or annual performance.

End users drive demand for our products. Because we sell nearly all of our products through channel partners, our ability to determine and forecast end-user demand is limited. For example, our 2016 endpoint IC sales exceeded both our expectations and those of our industry’s analysts due in large part to several coincident large-scale deployments. However, in the second quarter of 2017 several large end users that had planned 2017 deployments delayed or slowed those deployments, leading us to reduce expectations for endpoint IC growth for the year. This volatility for demand for RAIN solutions makes accurate forecasting difficult. In addition, we rely on our channel partners to integrate our products with end-user information systems and this integration has been uneven and unpredictable in scope, timing and implementation. Partly as a consequence, in the past, both we and other industry participants have at times overestimated the RAIN market size and growth rates, then failed to meet expectations.

To date, we have had limited success in accurately predicting future sales of our products and platform. Due to our shorter lead-times for endpoint ICs, we are increasingly receiving customer orders and shipping the products within a quarter. A shortened sales cycle decreases our ability to accurately predict both optimal inventory supply and order volume for a quarter. Additionally, customer orders for readers and gateways are generally weighted toward the end of a quarter. If we do not have adequate supply of readers and gateways to fulfill the orders within a quarter or if we do not accurately predict the sales cycle for reader and gateways, sales of some sizeable transactions might extend into a subsequent quarter. We expect that for the foreseeable future our visibility into future sales, including both volumes and prices, will continue to be limited. This poor visibility may cause fluctuations in our operating results, particularly on a quarterly basis, that we are unable to predict as well as failure to achieve our expected operating results.

In addition, if endpoint IC sales (one indicator of market adoption) exceed expectations or if we discount prices to win a particularly large opportunity or in response to competition, our revenue and profitability may be positively affected, but gross margins may be negatively affected depending on product mix for the applicable period. If research analysts or investors perceive such product mix shift negatively, the trading price of our common stock could be adversely affected.

Numerous other factors, many of which are outside our control, may cause or contribute to significant fluctuations in our quarterly and annual operating results. These fluctuations may make financial planning and forecasting difficult. In addition, these fluctuations may result in unanticipated decreases in our available cash, which could negatively affect our business and prospects. Factors that may contribute to fluctuations in our operating results and revenue include:

•	variations in RAIN adoption and deployment delays by end users;

•	fluctuations in demand for our products or platform, including by tag manufacturers and other significant customers on which we rely for a substantial portion of our revenue;

•	fluctuations in the available supply of our products;

•	variations in the quality of our products and return rates;

•	declines in selling prices for our products;

•	delays in our product-shipment timing, customer or end-user sales or deployment cycles, or work performed under development contracts;

•	intellectual property disputes involving us, our customers, end users or other participants in our industry;

•	adverse outcomes of litigation or governmental proceedings;

•	timing variability in product introductions, enhancements, services, and technologies by us and our competitors and market acceptance of these new or enhanced products, services and technologies;

•	unanticipated excess or obsolete inventory as a result of supply-chain mismanagement, new-product introduction, quality issues or otherwise;

•	changes in the amount and timing of our operating costs, including those related to the expansion of our business, operations and infrastructure;

•	changes in business cycles or seasonal fluctuations that may affect the markets in which we sell;

•	changes in industry standards or specifications, or changes in government regulations, relating to RAIN, or Impinj’s products or platform;

•	late, delayed or cancelled payments from our customers; and

•	unanticipated impairment of long-lived assets and goodwill.

A substantial portion of our operating expenses are fixed for the short-term, and as a result, fluctuations in revenue or unanticipated expenses can have a material and immediate impact on our profitability. The occurrence of any one of these risks could negatively affect our operating results in any particular period, which could cause the price of our common stock to decline.

Our market is very competitive. If we fail to compete successfully, our business and operating results will suffer.

We face significant competition from both established and emerging competitors. We believe our principal current competitors are: in readers and gateways, Zebra Technologies Corporation and Alien Technology Corporation, or Alien; in reader ICs and modules, STMicroelectronics N.V. and Phychips Inc.; and in endpoint ICs, NXP Semiconductors N.V., or NXP, which in October 2016 entered into a definitive agreement to be acquired by Qualcomm, and Alien. Our channel partners, including distributors, system integrators, or SIs, value-added resellers, or VARs, and software solution partners, may enter our market and compete with us rather than purchase our products, which would not only reduce our customer base but also increase competition in the market, adversely affecting our operating results, business and prospects. In addition, companies in adjacent markets or newly formed companies may decide to enter our market, particularly as RAIN adoption grows. For example, Qualcomm could use its NXP acquisition as an entry point into the RAIN market.

Competition for customers is intense. Because the RAIN market is evolving rapidly, winning customer and end-user accounts at an early stage in the development of the market is critical to growing our business. End users that instead use competing products and technologies may face high switching costs, which may affect our and our channel partners’ ability to successfully convert them to our products. Failure to obtain orders from customers and end users, for competitive reasons or otherwise, will materially adversely affect our operating results, business and prospects.

Some of our competitors may devote more resources than we can to the development, promotion, sale and support of their products. Our competitors include companies that have much greater financial, operating, research and development, marketing and other resources than us. These competitors may discount their products to gain market share. In doing so, they could simply accept smaller margins or they could maintain margins by achieving cost savings through better, more efficient designs or production methods. To gain share, competitors could also bundle near-field communication, or NFC, products with RAIN products, or stationary readers with handheld readers. New competitors could enter the gateway market or develop RAIN platforms or solutions. Larger or more established companies may deliver and directly compete with our products or platform. Smaller companies could launch new products and applications we do not offer and could gain market acceptance quickly. Moreover, consolidation in the RAIN industry could intensify the competitive pressures that we face. Many of our existing and potential competitors may be better positioned than we are to acquire other companies, technologies or products.

Some of our customers have policies requiring diverse supplier bases to enhance competition and maintain multiple RAIN product providers. They do not have an interest in purchasing exclusively from one supplier or promoting a particular brand. Our ability to increase order sizes from these customers and maintain or increase our market share is constrained by these policies. In addition, any decline in quality or availability of our products or any increase in the number of suppliers that such a customer uses may decrease demand for our products and adversely affect our operating results, business and prospects.

We cannot assure you that our products will continue to compete favorably or that we will be successful in the face of increasing competition from new products, or enhancements introduced by our existing competitors, or new companies entering our market. In addition, we cannot assure you that our competitors do not have, or will not develop, processes or product designs that currently or in the future will enable them to produce competitive products at lower costs than ours. Any failure to compete successfully will materially adversely affect our business, prospects, operating results and financial condition.

Downturns in the industries we serve, particularly retail, may adversely affect our business.

Worldwide economic conditions have exhibited significant fluctuations in the past, and customers remain guarded with respect to market volatility and uncertainty. As a consequence, we and our customers have had difficulty forecasting and planning future business activities accurately. Volatile economic conditions could cause our customers or end users to reduce their capital-expense budgets, which could decrease spending for our products resulting in delayed and lengthened deployment, a decrease in sales or a loss of sales opportunities. The retail industry is subject to volatility, especially during uncertain economic conditions. A downturn in the retail industry in particular may disproportionately affect us because retailers comprise a significant portion of the RAIN end users. We cannot predict the timing, strength or duration of any economic slowdown or recovery, whether global, regional or within specific markets. If the conditions of the general economy or markets in which we operate worsen, our business could be harmed.

If we fail to obtain quality products in adequate quantity and in a timely and cost-effective manner, our operating results and growth prospects will be adversely affected.

We do not own or operate manufacturing facilities. Currently, all our endpoint IC wafers are manufactured by Taiwan Semiconductor Manufacturing Company Limited, or TSMC, and primarily post-processed by our subcontractor Stars Microelectronics (Thailand) Public Company Limited, or Stars; all our reader IC wafers are manufactured by Tower Semiconductors Ltd., or TowerJazz, and our modules are manufactured by Stars and Microelectronics Technology Inc., or MTI; and all our readers and gateways are manufactured by Plexus Corp., or Plexus, or Western Corporation. We also use subcontractors for post-processing, assembly and testing.

We do not control our manufacturers’ or subcontractors’ ability or willingness to meet our supply requirements.

Currently, we do not have long-term supply contracts with TSMC, TowerJazz, MTI, Plexus or Western Corporation, and neither they nor our subcontractors are required to supply us with products for any specific period or in any specific quantity. Suppliers can allocate production capacity to other companies’ and reduce deliveries to us on short notice. Our suppliers may allocate capacity to other companies, which could impair our ability to secure sufficient product supply for sale.

Some components of our products have very long lead times, so we place orders with some of our suppliers five or more months before our anticipated product delivery dates to our customers. We base these orders on our customer-demand forecasts. If we inaccurately forecast this customer demand then we may be unable to obtain adequate and cost-effective components, or foundry or assembly capacity to meet our customers’ delivery requirements, or we may accumulate excess inventory.

Manufacturing capacity may not be available when we need it or at reasonable prices. For example, in 2010 we experienced wafer shortages from TSMC relative to our submitted endpoint IC wafer purchase orders because of high worldwide demand for semiconductor foundry capacity. These shortages adversely affected our ability to meet our customers’ demand and, in some cases, caused customers to cancel orders, qualify alternative suppliers or purchase from our competitors. As another example, in mid-2016, as a consequence of rapid growth in endpoint IC demand, we depleted our endpoint IC buffer stock and were temporarily unable to satisfy demand for all customers, causing some customers to purchase from alternative suppliers even as we increased our wafer orders from TSMC, ramped up our wafer post-processing and rebuilt our inventory. In response to any future shortages, our customers may act similarly or, alternatively, may overbuy our products, which could artificially inflate sales in near-term periods while leading to sales declines in future periods as our customers consume their accumulated inventory.

At times, our suppliers ask us to purchase excess products to ensure we do not face a subsequent shortage. For example, in certain quarters of 2014, 2015 and 2016, we purchased more wafers from TSMC than required, which affected our available cash for that quarter. In addition, we may invest significantly in inventory to support anticipated growth in our business, as we have done with endpoint IC inventory in 2017. If we are unable to sell the additional inventory we purchased, or if we must sell it at lower prices due to obsolescence, our operating results may be adversely affected.

If our suppliers fail to deliver products at reasonable prices or with satisfactory quality levels then our ability to bring products to market and our reputation could suffer. For example, if supplier capacity diminishes, including from a catastrophic loss of facilities or otherwise, we could have difficulty fulfilling our orders, our revenue could decline and our growth prospects could be impaired. We anticipate requiring three to 18 months to transition our assembly services or foundries to new providers. Such a transition would likely require a qualification process by our customers or end users, which could also adversely affect our ability to sell our products and our operating results. Moreover, in the event of a suspected quality issue, the process of testing suspect products and diagnosing and fixing defects could be time consuming and costly, and could constrain our ability to supply customers with product.

If we are unsuccessful introducing new products and enhancements, our operating results will be harmed.

To keep pace with technology developments, satisfy increasingly stringent end-user requirements and achieve market acceptance, we plan to introduce new products and solutions. We commit significant resources to developing these new products and solutions while improving performance, reliability and reducing costs. For example, we are investing substantial resources to develop and enhance our operating-system software but do not expect to realize material revenue from this software in the near future. The market for our software is nascent, and we need to create market awareness of its benefits to drive end-user adoption. Creating market awareness includes promoting our software as a foundation on which end users, ISVs, consultants, SIs, and others can develop applications that meet end-user needs and drive adoption. We may be late in delivering or improving our software to meet our partners’ or end users’ needs. In addition, we have limited experience developing and selling software products and cannot be certain that our proposed pricing model, sales strategy, or software quality and reliability will be successful. We rely on and must train our channel partners to sell, develop applications for and integrate our software with end users’ systems, but we cannot guarantee that we or they will be successful doing so. We believe that we must continue to dedicate a significant amount of resources to our development efforts to develop and maintain our competitive position. We also cannot be certain that our software will generate revenue from these investments for several years, if it all, or that such revenue will exceed the investment we are committing to develop and deploy our software.

The success of a new or enhanced product is impacted by accurate forecasts of long-term market demand. For example, our xArray and xSpan gateways are relatively new products that incorporate enhanced technological features, but we cannot be certain whether demand for such gateways will develop as forecasted. We may also fail to anticipate or meet market requirements for new features and functionality. By focusing on certain new products and industries, we may miss opportunities for other products and applications that may be more widely adopted.

If we are unable to develop new products and services using new or enhanced technologies, our competitive position will be adversely affected.

In the future, we may not succeed in developing the underlying technologies or processes necessary to create new or enhanced products and services, or license or otherwise acquire these technologies from third parties. In some instances we may be late to market with our innovations, or may choose to be a “fast follower” but subsequently be unable to overcome the lead we gave to our competition. The success of a new or enhanced product depends on technological developments, market positioning and timing, as well as on various implementation factors, including:

•	our timely and efficient completion of the design process;

•	our timely and efficient implementation of manufacturing, assembly and testing procedures;

•	product or service performance;

•	product certification;

•	our ability to attract, retain and manage technical personnel;

•	the quality, reliability and selling price of the product or service; and

•	effective marketing, sales and service.

If we are unable to develop new products, features and services to compete effectively, our market share could be adversely affected, which would harm our business, financial condition and operating results.

An inability or limited ability of enterprise systems to exploit RAIN information may adversely affect the market for our products.

A successful end-user RAIN deployment requires not only tags and readers or gateways, but integration with information systems and applications that derive business value from endpoint data. Unless technology providers continue developing and advancing business-analytics tools, and end users install or enhance their information systems and applications to use these tools, deployments of RAIN products and applications could stall. Our efforts to foster development and deployment of these tools by providing software that delivers item-level data could fail. In addition, our guidance to business-analytics tool providers for integrating our products with their tools could prove ineffective.

Solution providers and systems integrators form an essential part of the RAIN market by providing deployment know-how to end users who are unable to deploy RAIN solutions on their own. Our efforts to train and support these solution providers and systems integrators could fail. Further, integrating our products with end-user information systems could prove more difficult or time consuming than we or they anticipate, which could delay deployments. If end users are unable to successfully exploit RAIN data, or if we are unable to support solution providers or systems integrators adequately, or if deployments of our platform are delayed, we could see a material adverse impact on our business, operating results, financial condition or prospects.

Our reliance on a small number of customers could adversely affect our business and operating results.

We sell our endpoint ICs directly to inlay and tag original equipment manufacturers, or OEMs, and original design manufacturers, or ODMs. In 2017, sales to Avery, Smartrac, Arizon and Blue Star accounted for 18%, 14%, 13% and 10% of our total revenue, respectively. This sales concentration to a relatively small number of tag OEMs lowers our bargaining power, and increases the risk that our pricing or sales could decline quickly based on aggressive pricing or sales measures taken by our competitors or our own failure to compete effectively.

We sell our reader ICs and modules to reader OEMs and ODMs, and our readers and gateways to VARs and SIs, primarily through distribution. We are beginning to sell software through these same partners as well as through ISV partners. We have experienced in the past and may again experience in the future purchasing delays or disruptions by some of these channel partners due to conditions within their organizations that are independent of market demand for our products or the RAIN market generally.

Although our strategy is to diversify our partner base by pursuing increased orders from smaller partners, add new partners, and increase end-user demand for our products, we cannot assure you we will succeed in doing so. The number of tag OEMs may decrease by consolidation or otherwise. Even if we are successful in obtaining and retaining new partners, our small number of existing large tag OEMs may continue to account for a substantial portion of our future sales. Changes in markets, channel partners, end-user customers, products, negative economic or financial developments, or poor or limited credit availability may adversely affect the ability of our tag OEMs, reader and gateway partners and distributors to bring our products to market.

Our future performance will depend, in part, on our ability to attract new tag OEMs, reader and gateway partners and distributors that use, market and support our products effectively, especially in market segments where we have not sold products previously. If we cannot retain our current tag manufacturers, reader and gateway partners and distributors or establish new relationships, our business, financial condition and operating results could be harmed. In addition, our competitors’ strategic relationships with or acquisitions of these tag OEMs, reader and gateway partners or distributors could disrupt our relationships with them. Any such disruption could impair or delay our product sales to end users and increase our costs of distribution, which could adversely affect our sales or operating results.

Our reliance on distributors, SIs, VARs and software solution providers to sell and distribute our products to end users could harm our business and revenue.

We rely on our partner ecosystem to sell and distribute our products to end users. Our revenue depends on their ability to successfully market, sell, install and provide technical support for the solutions in which our products are integrated or to sell our products on a standalone basis. Our revenue will decline if our channel partners fail. Further, faulty or negligent implementation and installation of our products by systems integrators may harm our reputation.

Because we fulfill through channel partners, our ability to determine end-user demand is constrained. End users drive demand for our products and because we are often at least one step removed from these end users, we may be unable to rectify damage to our reputation caused by our channel partners who have more direct contact with these end users. For strategic or other reasons, our channel partners may choose to prioritize the sale of our competitors’ products over our products. Furthermore, some of our channel partners may offer some products that compete with our products and may limit sales of our competing products. If reader IC or module OEMs are unable to obtain components for products in which our products are included, our product sales could be adversely affected. If our distributors, SIs, VARs or software solution providers are unable to sell an adequate amount of our products in a given quarter or if they choose to decrease their inventories of our products for any reason, our sales to these channel partners and our revenue will decline.

Many of our channel partners provide us with customer referrals and cooperate with us in marketing our products; however, our relationships with them may end at any time. If we fail to successfully manage our relationships with our channel partners, our ability to sell our products into new industries and to increase our penetration into existing industries may be impaired and our business will be harmed.

If our channel partners do not properly forecast end users’ demand for our products then they may carry excess product inventory, which could adversely affect our revenue and operating results.

If some or all of our channel partners purchase more of our products than they need to satisfy end-user demand in any particular period, inventories held by the channel partners will grow during that period. The channel partners are then likely to reduce future orders until they realign inventory levels with end-user demand, which could adversely affect our product revenue in a subsequent period. Distributors may also return our products in exchange for other products, subject to time and quantity limitations. Our reserve estimates for products stocked by our distributors are based principally on reports provided to us by our distributors, typically on a monthly basis. To the extent this resale and channel-inventory information is inaccurate or we do not receive it in a timely manner, we may not be able to make accurate reserve estimates for future periods, which could adversely affect our operating results.

Our growth strategy depends in part on the success of strategic relationships with third parties and their continued performance and alignment.

To continue our growth, we are investing in our relationships with SIs, VARs and software solution providers that have product offerings that complement our platform and through which we will fulfill sales. Our business will be harmed if we fail to successfully develop and implement such strategic relationships. For example, operating results may suffer if our efforts towards developing our go-to-market relationships consume resources and incur costs, but do not result in a commensurate increase in revenue. In addition, such relationships may involve exclusivity provisions, additional levels of distribution, discount pricing or investments in other companies. The cost of developing and maintaining such relationships may go unrecovered or unrewarded and our efforts may not generate a correspondingly significant increase in revenue.

Selling prices of our products could decrease substantially, which could have a material adverse effect on our revenue and gross margins.

Historically, our market has experienced price erosion. The average selling price, or ASPs, of our products has decreased as the RAIN market has developed. We may experience substantial fluctuations in future operating results due to further ASP reductions.

From time-to-time we reduce the selling prices of our products to meet end-customer demands or due to market pressure from our competition. For example, during the second half of 2017 competitive pressures led to larger declines in ASPs of our endpoint ICs than in recent, prior quarters. As the market has grown, we have generally seen competitive pressures increase. We also sometimes reduce prices to encourage adoption, address macroeconomic conditions or for other reasons. We expect to do so again in the future. If we are unable to offset ASP reductions with increased sales volumes or reduced product costs then our revenue and gross margins will suffer. Further, our customers may be slow to migrate to new, higher margin products. Some competitors have significantly greater resources than we have and may be better able to absorb the negative impact on operating results as a result of such trends.

Rapid market innovation, which we continue to experience, can drive intense pricing pressure, particularly for older products or products using older technology. Short product life cycles cause our channel partners and end users to replace older products with newer ones on a regular basis. When demand for older products declines, ASPs may drop, in some cases precipitously. To profitably sell our products we must continually improve our technology, and processes, and reduce costs in line with the lower selling prices. If we and our third-party suppliers and manufacturers cannot advance process technologies or improve efficiencies to a degree sufficient to maintain required margins, we may not be able to sell our products profitably. Should our cost reductions fail to keep pace with reductions in market prices, our business, financial condition and operating results will be materially adversely affected.

Changes in our product mix could cause our overall gross margin to decline, adversely affecting our operating results and financial condition.

We cannot assure you that we will be able to maintain our historical gross margins. Our gross margins depend strongly on product mix. A shift in sales mix away from our higher margin products to lower margin products will adversely affect our gross margins. We generate a majority of our revenue from sales of our endpoint ICs, which have lower gross margins than our other products, and endpoint IC revenue may continue to increase as a percentage of our total revenue over time. In addition, gross margins can be affected by endpoint IC product mix. As the market for our newer, higher-margin endpoint IC products matures, we expect to experience price erosion for those products which may adversely affect gross margins if we are not able to realize cost reductions or shift towards newer or other higher margin products. If endpoint IC revenue continues to grow relative to our other products, our company-wide gross margin will decline. Additionally, competitive alternatives to our products, overall increased competition, weaker than expected demand, currency exchange rates and other factors may lead to lower prices, revenue and margins in the future, adversely affecting our operating results and financial condition.

We generate most of our revenue from our endpoint ICs, and a decline in sales of these products or increased price competition in the market for endpoint ICs could adversely affect our operating results and financial condition.

We derive, and expect to continue to derive, a majority of our product revenue from our endpoint ICs. Accordingly, we are vulnerable to fluctuations in demand for our endpoint ICs, and if demand for them declines, our business and operating results will be adversely affected. In addition, the continued adoption of our endpoint ICs and maintaining demand for them and our new endpoint IC products, derives in part from our ability to continually innovate and to demonstrate the benefits of using our endpoint ICs with our reader ICs and modules, readers and gateways to achieve superior performance over our competitors. If we are not successful in establishing the benefits of using our products and platform, we may not be successful in countering competitive pressures to lower prices for our endpoint ICs and our business and operating results could be adversely affected.

Our products must meet exacting technical and quality specifications. Defects, errors or interoperability issues with our products, the failure of our products to operate as expected, or undue difficulty in deploying our products in actual operations could affect our reputation, result in significant costs to us and impair our ability to sell our products.

Our products may contain defects or errors or may not operate as we or our channel partners or end-user customers expect, which could materially and adversely affect our reputation, result in significant costs to us and impair our ability to sell our products in the future. Our products must meet demanding specifications for quality, performance and reliability. Our products are highly technical and designed to be deployed in large, complex systems under a variety of conditions. Channel partners and end users may discover errors, defects or incompatibilities only after deploying our products. For example, harsh environments or radio-frequency interference may negatively affect gateway performance. In addition, our channel partners or end users may experience compatibility or interoperability issues between our products and their enterprise software systems or networks, or between our products and other RAIN products they may use.

We may experience quality problems with our products combined with or incorporated into products from other vendors, such as tags produced by our tag OEMs using our endpoint ICs, or readers or gateways assembled by OEMs and ODMs using our reader ICs or modules. We may have difficulty identifying and correcting the source of problems when third parties are combining, incorporating or assembling our products.

If we are unable to fix errors or other problems, we could experience:

•	loss of customers or customer orders;

•	lost or delayed market acceptance and sales of our products;

•	loss of market share;

•	damage to our brand and reputation;

•	impaired ability to attract new customers or achieve market acceptance;

•	diversion of development resources;

•	increased service and warranty costs;

•	replacement costs;

•	legal actions by our customers; and

•	increased insurance costs.

Given the technical and business requirements against which end users evaluate RAIN and our products and platform, our business results and prospects could suffer if we are unable to make our products and our platform easy to deploy. To demonstrate the benefits of our platform, or layers of it, in fulfilling business needs and to develop deployment methods to meet those needs, we frequently enter into proof-of-concept deployments, or POCs, with prospective end users. These POCs can extend for relatively long periods of time, and their ultimate outcome can be mixed for a variety of reasons, including changes in end-user business requirements, changes in end-user commitment to the POC as well as deployment challenges. If we fail to deliver deployable solutions through POCs or otherwise, adoption of our products and platform could be adversely affected and our reputation and our business prospects could suffer.

Although our agreements typically contain provisions that purport to limit our liability for damages resulting from defects in our products, such limitations and disclaimers may not be enforceable or otherwise effectively protect us from claims. We may be required to indemnify our customers against liabilities arising from defects in our products or in their solutions that incorporate our products. These liabilities may also include costs incurred by our channel partners or end users to correct problems or replace our products.

The costs we incur correcting product defects or errors may be substantial and could adversely affect our operating results. Although we test our products for defects or errors prior to product release and during production, our customers still occasionally catch defects or errors that we miss. Such defects or errors have occurred in the past and may occur in the future. To the extent product failures are material, they could adversely affect our business, operating results, customer relationships, reputation and prospects. Also, we assert that our products conform to the UHF Gen2 protocol. Compatibility issues between our products and the protocol, or among different products that each nominally conform to the protocol, could disrupt our customers’ operations, hurt our customer relations and materially adversely affect our business and prospects.

We will lose market share and may not be successful if end users or customers do not design our products into their products and systems.

End users often undertake extensive pilot programs or qualification processes prior to placing orders for large quantities of our products, in particular for reader and gateway products, because these products must function as part of a larger system or network or meet certain other specifications. We spend significant time and resources to have our products selected by a potential end user or customer, which is known as a “design-in.” In the case of reader and gateway products, a “design-in” means the product has been selected to be designed into the end user’s system and, in the case of an endpoint IC, may mean the endpoint IC has met certain unique performance criteria established by the end user or customer. If we fail to develop new products that adequately or competitively address the needs of potential end users, they may not select our products to be designed into their systems, which could adversely affect our business, prospects and operating results.

Our business is dependent upon our brand recognition and reputation, and if we fail to maintain or enhance our brand recognition or reputation, our business could be harmed.

We believe that maintaining and enhancing our brand and our reputation is critical to our relationships with our customers and end users and to our ability to attract new customers and end users. We also believe that our brand and reputation will be increasingly important as competition in our market continues to develop. Our success in this area will depend on a wide range of factors, some of which are beyond our control, including the following:

•	the efficacy of our marketing efforts;

•	our ability to continue to offer high-quality, innovative and defect-free products;

•	our ability to maintain the security and privacy of our customers’ sensitive and proprietary information;

•	our ability to retain existing customers and obtain new customers;

•	our ability to maintain high customer satisfaction;

•	the quality and perceived value of our products;

•	our ability to successfully differentiate our products from those of our competitors;

•	actions of competitors and other third parties; and

•	positive or negative publicity.

If our brand promotion activities are not successful, our operating results and growth may be harmed.

Furthermore, negative publicity, whether or not justified, relating to events or activities attributed to us, employees, channel partners or others associated with any of these parties, may tarnish our reputation and reduce the value of our brand. Damage to our reputation and loss of brand equity may reduce demand for our products and platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brands may be costly and time consuming, and such efforts may not ultimately be successful.

If we are unable to protect our intellectual property then our business could be adversely affected.

Our success depends in part upon our ability to obtain, maintain and enforce patents, copyrights, trade secrets, trademarks and other intellectual property rights and to prevent third parties from infringing, misappropriating or circumventing the rights we own or license. Given our industry-leading innovation in RAIN technology, there is a high likelihood that material elements of our endpoint ICs have been or will be copied by competitors, and while we take appropriate and feasible measures to protect our intellectual property rights, we cannot be sure that we will be able to prevent such conduct by simply enforcing, or threatening to enforce, those rights.

We rely on a variety of intellectual property rights, including patents in the United States and copyrights, trademarks and trade secrets in the United States and foreign countries. Because many RAIN products are used in or imported into the United States, we have historically focused on filing U.S. patent applications. We have filed a small number of foreign patent applications, but do not yet have any issued or allowed patents in any foreign country. By seeking patent protection primarily in the United States, our ability to assert our intellectual property rights outside the United States is limited. We have registered trademarks and domain names in selected foreign countries where we believe filing for such protection is appropriate. Regardless, some of our products and technologies may not be covered adequately by any patent, patent application, trademark, copyright, trade secret or domain name.

We cannot guarantee that:

•	any of the patents, trademarks, copyrights, trade secrets or other intellectual property rights we presently employ in our business will not lapse or be invalidated, circumvented, challenged or abandoned;

•	our intellectual property rights will provide competitive advantages to us;

•	our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes will not be limited by our agreements with third parties;

•	any of our pending or future patent applications will be issued or have the coverage we originally sought;

•	our intellectual property rights will be enforced, particularly in jurisdictions where competition may be intense or where legal protections may be weak;

•	we will not lose the ability to assert our intellectual property rights against, or to license our technology to, others and collect royalties or other payments; or

•	we will retain the right to ask for a royalty-bearing license in relation to ratification of a standard for which we participate in the standards process if we fail to file an intellectual property declaration pursuant to such standards process.

In addition, our competitors or others may design around our patents or protected technologies. Effective intellectual property protection may be unavailable or more limited in one or more relevant jurisdictions relative to those protections available in the United States. If we pursue litigation to assert our intellectual property rights, an adverse decision in any legal action could limit our ability to assert our intellectual property rights, limit the value of our technology or otherwise negatively impact our business, financial condition and operating results.

Monitoring unauthorized use of our intellectual property is difficult and costly. Unauthorized use of our intellectual property may have already occurred or may occur in the future. Our failure to identify unauthorized use or otherwise adequately protect our intellectual property could adversely affect our business.

Moreover, any actual or threatened litigation to enforce our intellectual property could be time consuming, distracting, expensive and could result in outcomes or trigger consequences that are harmful to us. We could incur significant costs and divert our attention and the efforts of our employees by threatening or initiating litigation. This could, in turn, result in lower revenue and higher expenses. To the extent we discuss our concerns regarding possible or actual infringement with others prior to or in lieu of litigation, we could also become subject to claims brought by alleged infringers. Because outcomes in litigation are uncertain, we could lose in our enforcement action or weaken our intellectual property through the litigation process. At the same time, any decision not to enforce our intellectual property rights through litigation could embolden others to violate or potentially violate our intellectual property rights, and thus weaken them over time.

Some of our know-how or technology is not patented or patentable and may constitute trade secrets. To protect our trade secrets, we have a policy of requiring our employees, consultants, advisors and other collaborators to enter into confidentiality agreements. We also rely on customary contractual protections with our channel partners, suppliers and end users, and we implement security measures intended to protect our trade secrets, know-how or other proprietary information. However, we cannot guarantee we have entered into appropriate agreements with all parties that have had access to our trade secrets, know-how or other proprietary information. We also cannot assure you that those agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems or our suppliers, employees or consultants could assert rights to our intellectual property.

Finally, our use of overseas manufacturers may involve particular risks. The intellectual property protection in countries where our third-party contractors operate is weaker than in the United States. If the steps we have taken and the protection provided by law do not adequately safeguard our intellectual property rights then we could suffer losses in profits due to the sales of competing products that exploit our intellectual property rights.

We may face claims of intellectual property infringement which could be time consuming, costly to defend or settle, result in the loss of significant rights, and adversely affect RAIN adoption generally.

Many companies in our industry, as well as so-called non-practicing entities, hold large numbers of patents and other intellectual property rights and may vigorously pursue, protect and enforce their intellectual property rights. We have in the past, and may in the future, receive invitations to license patent and other intellectual property rights to technologies that are important to our business. We may also receive assertions against us, our channel partners or end users claiming that we or they infringe patent or other intellectual property rights. Claims that our products, processes, technology or other aspects of our business infringe third-party intellectual property rights, regardless of their merit or resolution, could be costly to defend or settle and could divert the efforts and attention of our management and technical personnel. If we decline to accept an offer, the offering party may allege that we infringe such patents, which could result in litigation.

Intellectual property disputes affecting our industry may adversely affect RAIN adoption. For example, in 2011 Round Rock Research filed lawsuits against 11 end users, including Walmart and Macy’s, for patent infringement in the RAIN products these retailers use. We believe these lawsuits materially and adversely affected demand for our products by retailers and others from 2011 to 2014. In 2013, Round Rock Research entered into licensing settlement agreements with a substantial number of RAIN vendors, including us; in early 2015, they reached a settlement agreement with the last of the end-user defendants. We, our channel partners, suppliers or end users could be involved in similar disputes in the future which would materially and adversely affect our operating results and growth prospects.

Many of our agreements require us to indemnify and defend our channel partners and end users from third-party infringement claims and pay damages in the case of adverse rulings. Moreover, we may not know whether we are infringing a third party’s rights due to the large number of RAIN-related patents or to other systemic factors. For example, patent applications in the United States are maintained in confidence for up to 18 months after filing or, in some instances, for the entire time prior to patent issuance. Consequently, we may not be able to account for such rights until after publication. Competitors may also have filed patent applications or received patents and may obtain additional patents and proprietary rights that block or compete with our patents. Claims of this sort could harm our relationships with our channel partners or end users and might deter future customers from doing business with us. We do not know whether we will prevail in any such future proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If any pending or future proceedings result in an adverse outcome then we could be required to:

•	cease the manufacture, use or sale of the infringing products, processes or technology;

•	pay substantial damages for infringement;

•	expend significant resources to develop non-infringing products, processes or technology;

•	license technology from the party claiming infringement, which license may not be available on commercially reasonable terms, or at all;

•	cross-license our technology to a competitor to resolve an infringement claim, which could weaken our ability to compete with that competitor; or

•	pay substantial damages to our channel partners or end users to cause them to discontinue their use of, or replace, infringing products with non-infringing products.

Any of the foregoing results could have a material adverse effect on our business, financial condition and operating results.

We have limited visibility into the length of the sales and deployment cycles for our products.

Because we have limited sales history for our products, we have limited visibility into the lengths of the product sales and deployment cycles, and from time-to-time these cycles have been longer than we anticipated. For new types of products, such as our gateways and ItemSense software, our visibility into the sales and deployment cycle lengths is even more limited; inasmuch as these products are components in a systems sale, our experience in the systems-selling cycle is even more limited. Numerous factors can contribute to uncertainties in the cycle lengths, including the time channel partners and end users spend evaluating our products, our time educating them on the products’ benefits, and our time integrating our systems with their systems. The length and uncertain timing of the sales and deployment cycles can lead to delayed product orders. In anticipation of product orders, we may incur substantial costs before the sales cycle is complete and before we receive any customer orders or payments. If a sale is not completed or is cancelled or delayed, we may incur substantial expenses, which could hinder our ability to achieve or maintain profitability or otherwise negatively affect our financial results.

Significant developments stemming from the current U.S. presidential administration’s priorities or initiatives, or the U.K.’s referendum on membership in the EU could have a material adverse effect on us.

In January 2017, Mr. Donald J. Trump was inaugurated as president of the United States. President Trump’s administration has since notified Congress of its intentions to begin renegotiating NAFTA, and withdrawn the United States from negotiations for the TPP; he has also previously proposed restrictions on free trade generally and significant increases in tariffs on goods imported into the United States, particularly from China; and he has expressed an intention to review policies regarding, and possibly restrict, immigration to the United States. Changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories and countries where we currently develop and sell products, and immigration to the United States, and any negative sentiments towards the United States as a result of such changes, could adversely affect our business. In addition, negative sentiments towards the United States among non-U.S. customers and among non-U.S. employees or prospective employees, or the imposition of restrictions on immigration to the United States, could adversely affect sales or hiring and retention, respectively. To the extent U.S. policies engender an economic downturn, in the United States or abroad, the effects could materially affect our business, in many ways only some of which we can identify as of the date of this Offer to Exchange.

In June 2016, the United Kingdom held a referendum and voted in favor of leaving the European Union, or EU, and in March 2017 the United Kingdom began the official process to leave the EU by April 2019. This action has created political and economic uncertainty, particularly in the United Kingdom and the EU, and this uncertainty may last for years. Our business in the United Kingdom, the EU and worldwide could be affected during this period of uncertainty, and perhaps longer, by the impact of the United Kingdom’s decision to leave the EU. There are many ways in which our business could be affected, only some of which we can identify as of the date of this Offer to Exchange.

The withdrawal of the United Kingdom from the EU, along with events that could occur in the future as a consequence of the United Kingdom’s withdrawal, including the possible breakup of the United Kingdom, may cause significant volatility in global financial markets, including in global currency and debt markets. This volatility could cause a slowdown in economic activity in the United Kingdom, Europe or globally, which could adversely affect our operating results and growth prospects. In addition, our business could be negatively affected by new trade agreements between the United Kingdom and other countries, including the United States, and by the possible imposition of trade or other regulatory barriers in the United Kingdom. Furthermore, we currently operate in Europe through an Impinj subsidiary based in the United Kingdom, which currently provides us with certain operational, tax and other benefits. The United Kingdom’s withdrawal from the EU could adversely affect our ability to realize those benefits and we may incur costs and suffer disruptions in our European operations as a result. These possible negative impacts, and others resulting from the United Kingdom’s withdrawal from the EU, may adversely affect our operating results and growth prospects.

We are subject to order and shipment uncertainties. Inaccuracies in our estimates of end-customer or channel-partner demand and product mix could negatively affect our inventory levels, sales and operating results.

We sell our products primarily through channel partners, and we derive revenue primarily from purchase orders rather than from long-term purchase commitments. To ensure product availability, we typically manufacture from channel-partner forecasts in advance of received purchase orders. However, many of our channel partners have difficulty accurately forecasting their product requirements and estimating the timing of demand for our products. In addition, when we release new products, we may carry higher inventories or have slower inventory turnover depending on our ability to anticipate market acceptance.

Our estimates of channel-partner and end-user demand have historically been inaccurate. Some of the inaccuracies have been material, leading to excess inventory with associated costs or product shortages with its concomitant loss of revenue and gross margin. Further, our channel partners can cancel purchase orders or defer product shipments, in some cases with little or no advance notice to us. Additionally, we sometimes receive soft commitments for larger order sizes which do not materialize.

For all these reasons, our ability to accurately plan purchases or manufacturing is limited. This may cause us to experience excess inventory levels or a shortage of products available for sale. High inventory levels and increased obsolescence could result in unexpected expenses or increases in reserves that could adversely affect our business, operating results and financial condition. Lead times for our products can be lengthy so experiencing product shortages may require us to defer revenue into subsequent periods, or may cause us to lose revenue opportunities entirely. Further, if we underestimate customer demand or if sufficient manufacturing capacity is unavailable, we could potentially lose market share and damage our customer relationships. Any significant product-order cancellations or deferrals or the return of previously sold products could materially and adversely impact our profit margins, increase our write-offs due to product obsolescence and restrict our ability to fund our operations.

We are subject to risks inherent in foreign operations, including social, political and economic flux and compliance with additional U.S. and international laws, including those related to anti-bribery and anti-corruption, and may not be able to successfully maintain or expand our international operations.

In 2017, 77% of our total revenue was derived from sales outside the United States. We anticipate growing our business, in part, by continuing to expand our international operations, which involves a variety of risks, including:

•	changes, some unexpected or unanticipated, in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;

•	lack of established, clear, or fairly implemented standards or regulations with which our products must comply;

•	greater difficulty in enforcing contracts, judgments and arbitration awards in international courts, and in collecting accounts receivable and longer payment and collection periods;

•	difficulty in supporting and localizing our international products;

•	different or unique competitive pressures as a result of, among other things, the presence of, or preference for, local businesses and market players;

•	challenges in managing employees, some foreign nationals, over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs;

•	challenges in doing business in different languages and in business cultures with varying norms of transparency and compliance with policies than in the United States;

•	limited or unfavorable intellectual property protection;

•	misappropriation of our intellectual property;

•	inflation and fluctuations in foreign-currency exchange rates and interest rates;

•	withholding taxes or other taxes, or changes thereof, on our foreign income;

•	restrictions, or changes thereof, on foreign trade or investment, including currency exchange controls;

•	changes in a country’s or region’s political, regulatory, legal or economic conditions;

•	political uncertainty, strife, unrest, or conflict;

•	differing regulations with regard to maintaining operations, products and public information;

•	inequities or difficulties obtaining or maintaining export and import licenses;

•	differing labor regulations, including where labor laws may be more advantageous to employees than in the United States

•	restrictions on earnings repatriation;

•	corrupt or unethical practices in foreign jurisdictions that may subject us to exposure under applicable anti-corruption and anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act of 2010, or U.K. Bribery Act; and

•	regulations, and changes thereof, relating to data privacy and the unauthorized use of, or access to, commercial and personal information, particularly in Europe.

Various foreign regulatory or other governmental bodies may issue rulings that invalidate prior laws, regulations, or legal frameworks in manners that may adversely impact our business. The Court of Justice of the European Union in October 2015 issued a ruling immediately invalidating the EU-U.S. Safe Harbor Framework, which facilitated personal data transfers to the United States in compliance with applicable EU data protection laws. EU and U.S. political authorities adopted the -EU-U.S. Privacy Shield on July 12, 2016, which provides a new mechanism for companies to transfer EU personal data to the United States. It is unclear as of the date of this Offer to Exchange whether we will make use of the EU-U.S. Privacy Shield, and it has been subject to challenges in EU courts. In view of these developments, there is significant regulatory uncertainty surrounding the future of data transfers from the European Economic Area to the United States. In addition, the European Commission adopted a General Data Protection Regulation that, when fully effective on May 25, 2018, will impose more stringent data protection requirements than the present regulatory regime in the EU and provide for greater penalties for noncompliance. Additionally, the United Kingdom has proposed a Data Protection Bill that is anticipated to provide for similar obligations and associated penalties as the EU General Data Protection Regulation, but as of the date of this Offer to Exchange, it remains in the legislative process in the United Kingdom, with it uncertain what such legislation will provide for, should it be enacted.

We opened an office in Shanghai, China in 2011. In addition to the risks listed above, we are also exposed to risks associated with changes in laws and policies governing Chinese operations and, to a lesser extent, changes in U.S. laws and regulations relating to foreign trade and investment. To date, legal, policy or regulatory changes have not had a material adverse effect on our business or financial condition, but we cannot assure you they will not in the future. We may experience increased costs for, or significant impact to, our Chinese operations in the event of changes in Chinese government policies or political unrest or unstable economic conditions in China. The nationalization or other expropriation of private enterprises by the Chinese government could result in total loss of our China investment. Any of these matters could materially and adversely affect our business and results of operations.

Failure to comply with anti-corruption and anti-bribery laws in our foreign activities could subject us to penalties and other adverse consequences. Anti-corruption and anti-bribery laws generally prohibit companies and their employees and intermediaries from making payments to foreign officials for the purpose of obtaining or keeping business, securing an advantage or directing business to another person, and require companies to maintain accurate books and records and a system of internal accounting controls. Under the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, U.S. companies may be held liable for corrupt actions taken by directors, officers, employees, agents, or other strategic or local partners or representatives. If we, our intermediaries or our solution providers, SIs, OEMs, VARs, distributors, tag manufacturers, and other channel partners fail to comply with FCPA requirements or similar legislation, government authorities in the United States and elsewhere could seek to impose civil or criminal fines and penalties which could have a material adverse effect on our business, operating results and financial conditions. Moreover, China is an area of heightened exposure regarding compliance with anticorruption laws such as the FCPA and the U.K. Bribery Act. We intend to increase our international sales and business there and, as such, our risk of violating laws such as the FCPA or U.K. Bribery Act also increases.

We have limited experience marketing, selling and supporting our products and services abroad and may not be able to increase or maintain international market demand for our products. In addition, regulations or standards adopted by other countries may require us to redesign existing products or develop new products for those countries. For example, foreign governments may impose regulations or standards with which our current products do not comply, or may require operation in frequency bands in which our products do not operate. Furthermore, if we are unable to expand international operations in a timely and cost-effective manner in response to increased demand, we could miss sales opportunities and our revenue may decline, adversely affecting our operating results, business and prospects. If we invest substantial time and resources but are unable to expand our international operations successfully and in a timely manner, our business, prospects and operating results will suffer.

We generally conduct our China operations through a wholly owned subsidiary and our European operations through our U.K. subsidiary. We generally report our taxable income in worldwide jurisdictions based on our business operations in those jurisdictions. The relevant taxing authorities may disagree with our determinations as to the income and expenses attributable to the jurisdiction or subsidiary. In the event of a disagreement, if our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in tax charges, higher effective tax rates, reduced cash flows and lower overall profitability.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in international markets.

The U.S. and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of certain products, technologies and software. We must export our products in compliance with U.S. export controls, including the Commerce Department’s Export Administration Regulations and various economic and trade sanctions established by the Treasury Department’s Office of Foreign Assets Controls. We may not always be successful in obtaining necessary export licenses, and our failure to obtain required import or export approval for our products or limitations on our ability to export or sell our products imposed by these laws may harm our international and domestic sales and adversely affect our revenue. Noncompliance with these laws could have negative consequences, including government investigations, penalties and reputational harm.

Changes in our products or changes in export, import and economic sanctions laws and regulations may delay our introduction of new products in international markets, prevent our customers from deploying our products internationally or, in some cases, prevent the export or import of our products to or from certain countries altogether. While we are not aware of any current or proposed export or import regulations that will materially restrict our ability to sell our products, any change in export or import regulations or legislation, shift or change in enforcement, or change in the countries, persons or technologies targeted by these regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. In such event, our business and results of operations could be adversely affected.

Political unrest, as well as changes in the political, social, business or economic conditions in Thailand, could harm our business, financial condition and operating results.

We post-process many of our IC wafers, including testing, dicing and other wafer operations, using subcontractors in Bangkok, Thailand. Deterioration in the political, social, business and economic conditions in Thailand could have a material effect on our business. Thailand has experienced ongoing political and social upheaval over the past two decades, such as in May 2014 when the Royal Thai Army staged a military coup, banned demonstrations and enforced monitoring of civilian activities. In August 2014, Thailand’s national assembly appointed the coup leader as prime minister. Thailand may also experience political unrest stemming from the results of its August 2016 constitutional referendum, as well as the death of its king in October 2016. We do not know what direction the political situation may take or if subsequent issues will affect us. Any changes to tax regimes, laws, exchange controls or political action in Thailand may harm our business, financial condition and operating results.

Instability in Thailand could prevent wafer shipments from entering or leaving the country and disrupt our ability to test or post-process wafers in Thailand. In such an event, we could be forced to transfer our testing and dicing activities to more stable, and potentially more costly, regions and find alternative sources for testing and dicing, which could harm our business, financial condition and operating results.

Intellectual property licensing from or to others, including competitors, may subject us to requirements or limitations that could adversely affect our business and prospects.

We have intellectual property license agreements that give us access to certain patents and intellectual property of others. We have not licensed our patents or intellectual property to others except as necessary for our customers to practice their business using our products and as required pursuant to agreements we have entered into in connection with our participation in the development of GS1 EPCglobal protocols and International Standards Organization, or ISO, standards. In the course of our participation in the development of GS1 EPCglobal protocols, including UHF Gen2, UHF Gen2 V2, tag data standards, low-level reader protocol, and others, we have agreed to license on a royalty-free basis those of our patents that are necessarily infringed by the practice of these protocols to other GS1 EPCglobal members, subject to reciprocal royalty-free rights from those other members. Because it may not be clear whether a member’s intellectual property is necessary or optional to the practice of a protocol, disputes could arise among members, resulting in our inability to receive a license on royalty-free terms. Further, some GS1 EPCglobal members declined to provide licenses to some of their intellectual property under royalty-free terms, instead choosing reasonable and non-discriminatory, or RAND, terms. Disputes or confusion may arise about whether we may invoke our necessary intellectual property if these members choose to assert their RAND intellectual property, potentially causing or at least complicating any ensuing litigation and harming our business, financial condition and operating results.

In the course of our participation in the development of certain ISO standards we have agreed to grant to all users worldwide a license to those of our patents that are necessarily infringed by the practice of those standards, including at frequencies other than UHF, on RAND terms, again subject to reciprocity. As a result, we are not always able to limit to whom and, to a certain extent, on what terms we license our technologies, and our control over and our ability to generate licensing revenue from some of our technologies may be limited. We may choose to license our patents or intellectual property to others in the future. We cannot guarantee that any patents and technology that we provide in such future licenses will not be used to compete against us.

We rely on third-party license agreements; impairment of those agreements may cause production or shipment delays that could harm our business.

We have licensing agreements with other entities for patents, software and technology used in our manufacturing operations and products. For example, we license tools from design-automation software vendors to design our silicon products. Third-party licenses for patents, software and other technology important to our business may not continue to be available on commercially reasonable terms, if at all. Loss of any such licenses could cause significant manufacturing interruptions, delays or reductions in product shipments until we can develop, license, integrate, and deploy alternative technologies, if even possible, which would materially harm our business and operating results.

Our use of open-source software may expose us to additional risks and harm our intellectual property.

Our products, processes and technology sometimes use or incorporate software that is subject to an open-source license. Open-source software is typically freely accessible, usable and modifiable, and is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. Use and distribution of open-source software may entail greater risks than use of third-party commercial software. Certain open-source software licenses require a user who intends to distribute the open-source software as a component of the user’s software to disclose publicly part or all of the user’s source code. In addition, certain open-source software licenses require the user of such software to make derivative works of the open-source code available to others at low or no cost. Consequently, open-source licensing can subject our previously proprietary software to open-source licensing terms, which could enable our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of sales. In addition, open-source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of their code, opening us to business risks that could materially harm our operating results.

We may face claims alleging noncompliance with open-source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license, or require us to devote research and development resources to change our software, any of which would have a negative effect on our business and operating results. Few courts have interpreted open-source licenses, and these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. In addition, if there are changes in the licensing terms for the open-source software we use, we may be forced to re-engineer our solutions, incur additional costs or discontinue sale of our offerings. We cannot guarantee that we have incorporated all open-source software in our software in a manner that is consistent with our current policies and procedures, or in a manner that will not subject us to liability.

Privacy and security concerns relating to RAIN could damage our reputation and deter current or potential customers from using our products.

Privacy advocates and others have raised and may continue raising concerns about RAIN compromising consumer privacy or facilitating theft. These concerns include unauthorized parties collecting personally identifiable information, tracking consumers, stealing identities or causing other privacy-related issues. Consumers may be subject to unauthorized readers or gateways surreptitiously identifying and tracking their RAIN tags to gain information a consumer considers private, even if the consumer employs protective measures. Retailers may inadvertently or perhaps even intentionally read consumers’ tags to gain information, such as shopping behavior, that may be illegal to collect, or if not illegal, may be considered intrusive by consumers. Unauthorized readers or gateways could gain access to sensitive information stored in tags despite measures designed to thwart such unauthorized access. For example, criminals seeking to divert or steal high-value pharmaceutical products could seek to identify these products by looking for tags with Electronic Product Codes, or EPCs, corresponding to these products. If such concerns increase, or if actual malicious or inadvertent breaches of privacy or theft occur, then our reputation could be damaged, our business and prospects may suffer, and we could incur significant liability.

In addition to concerns over privacy or theft, it may be possible for those with malicious intent to misuse RAIN in ways that actually facilitate theft or damage the public trust, such as by changing the EPC on a narcotic to misrepresent it as an over-the-counter product. It may even be possible to embed computer viruses or other malicious code into endpoint ICs so that by reading endpoint IC memory, the malicious code can be inserted into end-user systems. If a breach occurs, our customers could be the target of regulatory actions or private lawsuits. In such cases, a customer might allege that our products did not function as promised and may sue us for breach of contract, breach of warranty, negligence or another cause of action. Additionally, if our customers’ security measures are breached, even if through means beyond our control, our reputation may be damaged, we may be subject to litigation and our business and prospects could suffer. Moreover, concerns about security and privacy risks, even if unfounded, could damage our reputation and operating results and could delay the development of the overall RAIN industry. Security breaches could expose us to litigation and possible liability. Even if our products meet new standards or regulations, if our security measures are breached as a result of third-party action, our error or criminal act or otherwise, and, as a result, someone obtains unauthorized access to customer or end-user data, our reputation could be damaged, our business and prospects may suffer, and we could incur significant liability.

Government regulations and guidelines relating to consumer privacy may adversely impact adoption of our products, require us to make design changes or constrain our ability to implement new and desired product features.

Our customers are subject to laws and regulations related to collecting, storing, transmitting and using personal information, as well as additional laws and regulations that address privacy and security issues related to radiofrequency identification, or RFID. For example, some U.S. states have enacted statutes specifically governing the use of RFID, including prohibitions on mandatory implantation of an RFID IC, unauthorized skimming of information from ID cards and documents, unauthorized personnel tracking using RFID and improper use of RFID tags in drivers’ licenses or on vehicles. Because RAIN uses RFID technology, we believe these statutes and regulations apply to RAIN systems.

The European Commission, or EC, has issued guidance to address privacy concerns about RFID. In May 2009, the EC issued a recommendation that retail companies in the EU inform their customers when RFID tags are either on or embedded within products. In April 2011, the EC signed a voluntary agreement with private and public stakeholders to develop privacy guidelines for companies using RFID in the EU. The agreement requires companies to conduct privacy impact assessments of new RFID applications and to take measures to address risks identified by the assessment before the RFID application is deployed. While compliance with the guidelines is voluntary, our customers that do business in the EU may have a preference for products that comply with the guidelines. If our RAIN products do not provide the necessary functionality to allow customers to comply with the guidelines then our business may suffer.

The data security and privacy legislative and regulatory landscape in the United States and EU, and other foreign jurisdictions is evolving, and changes in laws and regulations may adversely impact our business, including our ability to develop future products. If we fail to develop products that implement end-user privacy requirements then end users may choose not to use our products in certain applications, which would harm our business, operating results and financial condition.

Although the Gen2 V2 protocol described below includes features for addressing consumer privacy and authenticating a tag, a third party may still breach these features, including as implemented in our products, in which case our reputation could be damaged and our business and prospects may suffer.

Alternative technologies or standards, or changes in existing technologies or standards, may adversely affect RAIN market growth.

Technology developments may affect our business in ways we cannot anticipate. Breakthroughs in legacy RFID technologies or markets, including those using low frequency or high frequency technology, could adversely affect RAIN market growth generally and demand for our products in particular. For example, NFC technology, which today addresses a different market than RAIN, could, with breakthrough innovations, compete with RAIN in item tagging. Likewise, new technologies such as organic transistors may allow lower-cost ICs than our current silicon-based technology allows. These competing technologies could use intellectual property that is either not royalty free or to which we do not have access. If we are unable to innovate using new or enhanced technologies or processes, or are slow to react to changes in existing technologies or in the market, or have difficulty competing with advances in new or legacy technologies, then our development of new or enhanced products could be materially impacted and potentially result in product obsolescence, decreased revenue and reduced market share.

To encourage widespread RAIN market adoption, we have participated in the development of industry standards, and we have designed our products to comply with these standards. In 2013, GS1 EPCglobal ratified “UHF Gen2 Version 2” or simply “Gen2 V2,” a new version of the protocol that underlies RAIN communications. In the future, we could lose our position in GS1 EPCglobal or we could lose our project-editorship role for UHF Gen2. If one of our competitors introduces a Gen2 V2 product that gains market adoption before we do, we could lose market share and face difficulty selling our products. The introduction of new industry standards, or changes to existing industry standards, could make our products incompatible with the new or changed standards and could cause us to incur substantial development costs to adapt to these new or changed standards, particularly if they were to achieve, or be perceived as likely to achieve, greater penetration in the marketplace. If Gen2 V2 diverges significantly from our or the RAIN market’s needs then our products may likewise fail to keep pace with the market, our competitors’ products and end-user requirements, in which case end users could delay RAIN adoption. Moreover, the adoption or expected adoption of new or changed standards could slow the sale of our existing products before products based on the new or changed standards become available. New industry standards or changes to existing standards could also limit our ability to implement new features in our products if those features do not meet the new or changed standards. The lost opportunities as well as time and expense required for us to develop new products or change our existing products to comply with new or changed standards could be substantial, and we cannot assure you that we could successfully develop products that comply with new or changed standards. If we are not successful in complying with any new or changed industry standards, then we could lose market share, causing our business to suffer.

We are a founding member of the RAIN Alliance. Our chief executive officer is presently an Alliance Director and was previously the Alliance Chairman. Board membership is an elected position that we could lose in future elections. It provides industry stature and attendant benefits but is not without risk. If the RAIN market falters, or if the RAIN Alliance falters, then we could be blamed, our reputation and industry position could be impacted, and our business could suffer.

Compliance with, and changes in, government spectrum regulations could adversely affect our ability to sell products and impair our operating results.

Government radio regulations require that our readers and gateways be certified for spectral compliance in jurisdictions where they are sold or operated. Our readers and gateways are collectively certified for use in more than 40 countries worldwide, including the United States, Canada, Mexico, China, Japan, South Korea and each country in the EU. If one of our reader or gateway products is found to be noncompliant despite having such certification then we could be required to modify field-deployed readers or gateways to regain certification and could spend significant resources as well as miss sales opportunities in the process. Our revenue could decline, adversely affecting our operating results, financial condition, business and prospects. Additionally, government regulations may change, requiring us to redesign our products to the new regulations or constraining our ability to implement new and desired features into our products, thereby causing us to incur significant expenses or forego opportunities to improve our products, potentially delaying time-to-market, adversely affecting our operating results, financial condition, business and prospects.

Our products may cannibalize revenue from each other, which could harm our business.

Sales of some of our products enable our channel partners to develop their own products that compete with other of our products. For example, sales of our reader ICs allow technology companies to build and sell readers and gateways that compete with our products. Similarly, sales of our readers allow our channel partners to build and sell products that compete with our xPortal, xArray and xSpan. We even see cannibalization within our own product line—for example, our xSpan sometimes competes with our xPortal. In the future, we may see one product line expand at the expense of another, or we may be asked by channel partners to disadvantage or divest a product line. We cannot predict whether we can manage such conflicts in the future, or retain channel partners despite conflicts. Any of the foregoing could have a material adverse effect on our business, financial condition and operating results.

Acquisitions could result in operating difficulties, dilution and other harmful consequences.

We have evaluated, and expect to continue evaluating, potential strategic transactions, and we may pursue one or more transactions, including acquisitions. We have limited experience executing acquisitions. Any transaction could be material to our financial condition and operating results. Integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures. Acquisition-related risks include:

•	diverting management time and focus from operating our business to acquisition integration;

•	difficulties integrating acquired products into our strategy and product plans;

•	customers switching from us to new suppliers because of the acquisition;

•	inability to retain employees from the business we acquire;

•	challenges associated with integrating employees from the acquired company into our organization;

•	difficulties integrating accounting, management information, human resource and other administrative systems to permit effective management of the business we acquire;

•	potential requirements for remediating controls, procedures and policies appropriate for a public company in the acquired business that prior to the acquisition lacked these controls, procedures and policies;

•	potential liability for past or present environmental, hazardous substance, or contamination concerns associated with the acquired business or its predecessors;

•	possible write-offs or impairment charges resulting from the acquisition; and

•	unanticipated or unknown liabilities relating to the acquired business.

Foreign acquisitions involve additional risks beyond those above, including risks related to integrating operations across different cultures and languages, currency risks and the economic, political and regulatory risks associated with other countries. Also, the anticipated benefit of any acquisition, domestic or foreign, may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of our equity securities, debt incurrence, contingent liabilities or amortization expenses or goodwill write-offs, any of which could harm our financial condition. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all.

Our business could be adversely affected if one or more members of our executive management team departed.

Our success depends, in large part, on the continued contributions of our executive management team including Chris Diorio, Ph.D., our chief executive officer, and Eric Brodersen, our chief operating officer. None of our executive management team is bound by employment contracts to remain with us for a specified period. The loss of any member of our executive management team could harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate.

If we are unable to attract, train and retain qualified personnel, especially technical, sales and marketing personnel, then we may not be able to effectively execute our business strategy.

Our success depends on our ability to attract, motivate and retain qualified personnel. Our technical personnel, the source of our technical and product innovations, and our sales and marketing personnel that drive our go-to-market initiatives are especially important. There is no guarantee we can attract and retain such personnel as we continue to pursue our business strategy. The availability of, and competition for, qualified personnel in the Seattle area, where we are headquartered, constrains our ability to attract qualified personnel. The loss of the services of one or more of our key employees, or our inability to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and operating results.

Pricing and other provisions in our customer agreements could adversely affect our operating results.

In the ordinary course of business we enter into agreements containing pricing terms; in some instances the terms, whether advertently or inadvertently, may adversely affect our operating results and gross margins. For example, some contracts specify future reader, gateway or IC pricing, or contain most-favored customer pricing for certain products. As another example, some agreements contain exclusivity terms that prevent us from pursuing certain business with other customers during the exclusivity period. Further, reducing prices or offering other favorable terms to one customer could adversely affect our ability to negotiate favorable terms with other customers. We may decide for competitive or strategic reasons to enter into similar types of agreements in the future, and such agreements could impair our operating results.

We and our suppliers are subject to environmental laws and regulations that could impose substantial costs on us and may adversely affect our business, operating results and financial condition.

Some of our facilities, including those devoted to research and development, are regulated under federal, state, local, foreign and international environmental laws. Those laws govern pollutant discharge into air and water; managing, disposing, handling, labeling, and exposure to hazardous substances/wastes; and contaminated site cleanup. We could incur costs, fines and civil or criminal sanctions; third-party property damage or personal-injury claims; or could be required to pay substantial investigation or remediation costs, if we were to violate or become liable under environmental laws. Liability under certain environmental laws can be joint and several and without regard to comparative fault. In addition, some of our products contain hazardous substances and are subject to requirements that regulate their content, such as the EU’s Restriction of Hazardous Substances Directive and analogous regulations elsewhere. Although we design our products to be compliant with environmental regulations and require our third-party contractors to comply, we cannot guarantee that we or our products will always be in compliance with these requirements. Environmental laws also tend to become more stringent over time, and we cannot predict the ultimate costs under environmental laws or the timing of these costs. Failure to comply with these and other environmental laws could result in fines, penalties and decreased revenue, which could adversely affect our operating results.

If our third-party contractors fail to operate in compliance with environmental requirements, properly dispose of wastes associated with our products, or comply with requirements governing the hazardous-substance content of our products, we could be held liable or suffer reputational harm.

We may not sustain or effectively manage our growth.

We have experienced significant revenue growth in a short period of time. We may not experience similar growth rates in future periods. For example, revenue declined in the second half of 2017. You should not rely on our operating results for any prior periods as an indication of our future operating performance. If we are unable to maintain adequate revenue growth then our financial results could suffer and our stock price would decline.

To manage our growth and the responsibilities of being a public company, we believe we must effectively:

•	recruit, hire, train and manage qualified engineers for our research and development activities;

•	add sales and marketing personnel and expand our customer-support offices;

•	implement and improve administrative, financial and operational systems, procedures and controls;

•	integrate and train new employees quickly and effectively; and

•	coordinate growth among our executive, engineering, finance, marketing, sales, operations and customer-support organizations.

All the above activities add to our organizational complexity and increase our operating expenses.

We may have insufficient management capabilities or resources to manage our growth and business effectively. As a consequence of our small management team we may be unable to pursue all commercial opportunities. Accordingly, we may require significant additional resources as we increase the complexity and scale of our business operations. We cannot assure you that we will have adequate resources when we need them or that we will have sufficient capital to fund our resource needs. If we are unable to manage our growth effectively, we may not be able to exploit market opportunities or develop new products, and we may fail to satisfy customer requirements, maintain product quality, execute our business plan or respond to competitive pressures.

Our management has limited public-company experience. We are subject to additional regulatory compliance requirements, including Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to maintain an effective system of internal controls then we may not be able to accurately report our consolidated financial results or prevent fraud. In the course of preparing our consolidated financial statements, we previously identified a material weakness in our internal control over financial reporting.

We have only very recently begun operating as a public company. Most of our management team, including our chief executive officer, have never managed a publicly traded company prior to our initial public offering and have little experience complying with the increasingly complex and changing laws pertaining to public companies. In addition, our chief financial officer has recently announced his decision to resign from our company and we are in process of identifying a replacement. Our entire management team as well as other company personnel will need to devote substantial time to compliance, and may not effectively or efficiently manage our maturation as a public company. We have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company.

We expect rules and regulations such as the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, to increase our legal and finance compliance time and costs, and also to increase the time and costs of other activities. For example, Section 404 of the Sarbanes-Oxley Act requires that management report on, and our independent registered public accounting firm attest to, the effectiveness of our internal control over financial reporting. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. Section 404 compliance will divert resources and take significant time and effort to complete. We may be unable to successfully complete the procedures and certification and attestation requirements of Section 404 by the time we are required to do so. In addition, the Sarbanes-Oxley Act requirements may be modified, supplemented or amended from time to time. Implementing the changes may take significant time and may require additional employee compliance training. We may discover internal controls that need improvement. Our or our independent registered public accounting firm’s discovery of a material weakness, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. Any inability to provide reliable financial reports or prevent fraud could harm our business.

We may be unable to effectively implement, or effectively implement in a timely manner, the necessary controls and employee training to ensure continued compliance with the Sarbanes-Oxley Act and other regulatory and reporting requirements. Our growth will challenge our ability to maintain the internal control and disclosure standards applicable to public companies. If we fail to successfully complete the procedures and certification and attestation requirements of Section 404, or if in the future our chief executive officer, chief financial officer or independent registered public accounting firm determines that our internal control over financial reporting is not effective as defined under Section 404, we could be subject to sanctions or investigations by the Securities and Exchange Commission, or SEC, or by other regulatory authorities. Investor perceptions of our company may suffer, likely causing a decline in our stock’s market price. We cannot assure you that we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management or our independent registered public accounting firm will conclude that our internal controls are effective in future periods. Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our stated operating results and harm our reputation.

In the course of preparing our consolidated financial statements in prior years, we, in conjunction with our independent registered public accounting firm, identified an error in the accounting treatment for the recapitalization of our company in 2012 and the impact of the recapitalization on earnings per share that resulted in the restatement of our previously issued financial statements for the years ended December 31, 2012 and 2013. In 2015, we, in conjunction with our independent registered public accounting firm, identified an error related to the cash flow statement presentation of lease incentives in our consolidated interim financial statements for the nine months ended September 30, 2015. Also, in 2016, we identified that we inadvertently did not reflect the correction of the identified error related to the cash flow statement presentation of lease incentive in our consolidated interim financial statements for the nine months ended September 30, 2015 on the statement of cash flows included in our quarterly report on Form 10-Q filed with the SEC on November 7, 2016. These financial statement errors, combined with other identified control deficiencies, were considered to indicate a material weakness in our internal control over financial reporting related to the accounting and financial statement disclosure over complex accounting matters. A material weakness is a deficiency, or combination of control deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected on a timely basis. We have taken and continue to take steps to remediate the material weakness, including increasing the depth and experience within our accounting and finance organization, as well as designing and implementing improved processes and internal controls. As of December 31, 2017, this material weakness had not been remediated. Our remediation of this material weakness in future periods may not be effective or prevent future material weaknesses or significant deficiencies in our internal control over financial reporting.

If we fail to retain finance personnel or fail to maintain our financial reporting systems and infrastructure then we may be unable to timely and accurately report our financial results or comply with the requirements of being a public company, including compliance with the Sarbanes-Oxley Act and SEC reporting requirements, which in turn could significantly harm our reputation and our business.

We have hired personnel with financial reporting and Sarbanes-Oxley Act compliance expertise. Our ability to retain personnel could adversely impact our ability to timely and accurately prepare our financial statements. Further, our ability to retain employees with the requisite experience could adversely affect our financial statements because new employees require time and training to learn our business and operating procedures. If our finance and accounting organization is unable for any reason to meet the increased demands of being a public company then the quality and timeliness of our financial reporting may suffer, which could result in material weaknesses in our internal controls. The consequences of inaccuracies or delays in our reported financial statements could cause the trading price of our common stock to decline and could harm our business, operating results and financial condition.

We may need to raise additional capital which may not be available on favorable terms, if at all, causing dilution to stockholders, restricting our operations or adversely affecting our ability to operate our business.

In the course of running our business we may need to raise capital, diluting our stockholders. If our need is due to unforeseen circumstances or material expenditures or if our operating results are worse than expected then we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and these additional financings could cause additional dilution to our stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, expending capital, or declaring dividends, or which impose financial covenants on us that limit our ability to achieve our business objectives. If we need but cannot raise additional capital on acceptable terms then we may not be able to meet our business objectives, our stock price may fall, and you may lose some or all of your investment.

Our debt obligations contain restrictions that impact our business and expose us to risks that could adversely affect our liquidity and financial condition.

We have a loan and security agreement, or senior credit facility, with Silicon Valley Bank. As amended and restated in April 2017, the senior credit facility provides for (1) a $25.0 million revolving credit facility, with a $5.0 million letter of credit subfacility, (2) a $10.5 million term loan and (3) approximately $1.7 million aggregate principal amount of outstanding equipment loans. At December 31, 2017, we had $8.5 million term loan borrowings outstanding, no revolver borrowings outstanding and $1.2 million equipment loan borrowings outstanding.

Our senior credit facility contains customary covenants, which limit our and our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or guarantee indebtedness of others;

•	create liens on our assets;

•	enter into mergers or consolidations;

•	dispose of assets;

•	pay dividends and make other distributions on our capital stock, and redeem and repurchase our capital stock;

•	make investments, including acquisitions; and

•	enter into transactions with affiliates.

Our senior credit facility also includes customary affirmative covenants and maximum adjusted EBITDA loss and liquidity ratio covenants.

The senior credit facility contains customary events of default, subject to customary cure periods for certain defaults, that include, among others, non-payment defaults, covenant defaults, material judgment defaults, bankruptcy and insolvency defaults, cross-defaults to certain other material indebtedness, a material adverse change default and inaccuracy of representations and warranties.

If we experience a decline in cash flow due to any of the factors described in this “Risk Factors” section or otherwise, we could have difficulty paying interest and principal amounts due on our indebtedness and meeting the financial covenants set forth in our senior credit facility. If we are unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments under our senior credit facility, or if we fail to comply with the requirements of our indebtedness, we could default under our senior credit facility. Any such default that is not cured or waived could result in the acceleration of the obligations under the senior credit facility, an increase in the applicable interest rate under the senior credit facility, and would permit our lender to exercise remedies with respect to all of the collateral that is securing the senior credit facility, including substantially all of our assets, other than intellectual property. Any such default could have a material adverse effect on our liquidity and financial condition.

Even if we comply with all of the applicable covenants, the restrictions on the conduct of our business could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that may be beneficial to the business.

A breach of our security systems could have a material adverse effect on our business.

We use security systems to maintain our facility’s physical security and to protect our proprietary and confidential information, including that of our customers, suppliers and employees. Accidental or willful security breaches or other unauthorized access to our facilities or information systems, or viruses, loggers, or other malfeasant code in our data or software, could compromise access to and the integrity of this information. The consequences of such loss and possible misuse of our proprietary and confidential information could include, among other things, unfavorable publicity, damage to our reputation, difficulty marketing our products, customer allegations of breach-of-contract, litigation by affected parties and possible financial liabilities for damages, any of which could have a material adverse effect on our business, financial condition, reputation and relationships with customers and partners. We also rely on third-party providers of corporate infrastructure services relating to, among other things, human resources, electronic communication services and some financial functions, and we are therefore dependent on the security systems of these providers. Any security breaches or other unauthorized access to our service-providers’ systems or viruses, loggers, or other malfeasant code in their data or software could expose us to information loss and misappropriation of confidential information. Because the techniques used to obtain unauthorized access to or sabotage security systems change frequently and are often not recognized until after an attack, we may be unable to anticipate the techniques or implement adequate preventative measures, thereby exposing us to material adverse effect on our business, operations and financial condition.

Our operations could be disrupted by natural disasters.

An earthquake, fire, flood or other natural or manmade disaster could disable our facilities, disrupt operations, or cause catastrophic losses. We have facilities in areas with a known history of seismic activity, such as our headquarters in Seattle, Washington. We also have facilities in areas with a known history of flooding, such as our office in Shanghai, China. We have a wafer testing and dicing subcontractor in Thailand, a region with a known, and quite recent, history of flooding. A loss at or of any of these or other of our or our suppliers’ facilities could disrupt operations, delay production and shipments, reduce revenue and engender potentially large expenses to repair or replace the facility. As a specific example, in 2011 and 2012 floods in Thailand disrupted our subcontractor’s facility for approximately six months. During that time, we relied on a secondary subcontractor that had longer lead times for, and decreased yield of, our endpoint IC wafers. We do not carry insurance policies that cover potential losses caused by earthquakes, floods or other disasters.

Our ability to use net operating losses to offset future taxable income may be limited.

As of December 31, 2017, we had federal net operating loss carryforwards, or NOLs, of $126.4 million and federal research and experimentation credit carryforwards of $9.7 million which we may use to reduce future taxable income or offset income taxes due. We have established a valuation allowance against the carrying value of our deferred tax assets, as it is not currently more likely than not that we will be able to realize these deferred tax assets. The tax loss and research and development credit carryforwards begin to expire in 2023. Insufficient future taxable income will adversely affect our ability to utilize these NOLs and credit carryforwards. Reductions in corporate tax rates may reduce the realization of the NOLs. In addition, under Sections 382 and 383 of the U.S. Internal Revenue Code, or the Code, a corporation that experiences a more-than 50% ownership change over a three-year testing period is limited in its ability to use its pre-change NOLs and other tax assets to offset future taxable income or income taxes due. Our existing NOLs and credit carryforwards may be subject to limitations arising from previous ownership changes; if we undergo an ownership change then our ability to use our NOLs and credit carryforwards could be further limited by Sections 382 and 383 of the Code. Future changes in our stock ownership, the causes of which may be outside our control, could result in an ownership change under Sections 382 and 383 of the Code. Our NOLs may also be impaired under state law. As a result of these limitations, we may not be able to utilize a material portion of, or possibly any of, the NOLs and credit carryforwards.

We could be subject to additional income tax liabilities.

We are subject to income taxes in the United States and certain foreign jurisdictions. We use significant judgment in evaluating our worldwide income-tax provision. During the ordinary course of business, we conduct many transactions for which the ultimate tax determination is uncertain. For example, our effective tax rates could be adversely affected by earnings being lower than anticipated in countries where we have lower statutory rates and higher than anticipated in countries where we have higher statutory rates, by changes in currency exchange rates, by changes in the valuation of our deferred tax assets and liabilities or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. We are subject to audit in various jurisdictions, and such jurisdictions may assess additional income tax against us. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income-tax provisions and accruals. The results of an audit or litigation could have a material effect on our operating results or cash flows in the period or periods for which that determination is made.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, value-added or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our operating results.

We do not collect sales and use, value-added or similar taxes in all jurisdictions in which we have sales, based on our belief that such taxes are either not applicable or an exemption from such taxes applies. Sales and use, value-added and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest, and we may be required to collect such taxes in the future, including as a result of a change in law. Such tax assessments, penalties and interest or future requirements may adversely affect our operating results.

We are subject to SEC rules regarding the use and disclosure of conflict minerals, which we expect will increase our operating and compliance costs and could potentially harm our reputation, causing a decline in our stock price.

We are subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 that will require us to diligence, disclose and report whether our solutions contain conflict minerals. The rule requires us to submit forms and reports to the SEC by May 31, 2019 and annually thereafter to disclose our determinations and due-diligence measures regarding conflict minerals. Although we do not directly purchase conflict minerals, tracing the minerals our suppliers use back to country of origin is a complex task that requires us to, among other things, survey our supply chain to understand what programs our suppliers have for tracing the source of minerals used in products supplied to us and ensure these suppliers have performed reasonable due diligence. We have not determined how many or, if any, of our suppliers use conflict minerals. In addition to the increased administrative expense required to comply with these requirements, some of our customers are also subject to this rule, and we have been and will continue to be asked as part of their supply chain to comply with their requirements as part of their compliance with the rule. Moreover, we may face a limited pool of suppliers who can provide “conflict-free” products, and we may not be able to obtain conflict-free products or supplies in sufficient quantities or at competitive prices for our operations. We may be required to disclose our products as not being “conflict free,” which could adversely affect our reputation and may harm relationships with business partners and customers, and our stock price could suffer as a result.

Risks Related to Ownership of Our Common Stock

The market price of our common stock has been and will likely continue to be volatile, and the value of your investment could decline significantly.

There was no public market for our common stock prior to our initial public offering. Since July 2016, when we sold shares of our common stock in our initial public offering at a price of $14.00 per share, our stock price has ranged from $9.95 to $60.85 through April 13, 2018. Securities of companies similar to ours experience significant price and volume fluctuations. The following factors, in addition to other risks described in this Offer to Exchange, may have a significant effect on our common stock price:

•	price and volume fluctuations in the overall stock market from time to time;

•	changes in operating performance, stock market valuations, and volatility in the market prices of other technology companies generally, or those in our industry in particular;

•	actual or anticipated quarterly variations in our results of operations or those of our competitors;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	delays in end-user deployments of RAIN systems;

•	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	supply interruptions;

•	developments with respect to intellectual property rights;

•	our ability to develop and market new and enhanced products on a timely basis;

•	commencement of, or our involvement in, litigation;

•	changes in our board of directors or management;

•	changes in governmental regulations or in the status of our regulatory approvals;

•	unstable regional political and economic conditions, such as those caused by the U.S. presidential election and the U.K. referendum to leave the EU;

•	the trading volume of our stock;

•	limited public float;

•	any future sales of our common stock or other securities;

•	failure of financial analysts to maintain coverage of us, changes in financial estimates by any analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	fluctuations in the values of companies perceived by investors to be comparable to us;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections; and

•	general economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect our stock price, regardless of our actual operating performance. In addition, in the past, securities class action litigation has often been instituted against companies whose stock prices have declined, especially following periods of volatility in the overall market. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

If securities or industry analysts do not publish research reports about our business, or if they issue an adverse opinion about our business, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts who cover us issues an adverse opinion about our company, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Future sales of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock into the public market, particularly sales by our directors, executive officers, and principal stockholders, or the perception that these sales might occur, could cause the market price of our common stock to decline. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

In addition, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangement or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

Our principal stockholders and management own a significant percentage of our stock and are able to exercise significant influence over matters subject to stockholder approval.

As of March 31, 2018, our executive officers, directors and principal stockholders, together with their respective affiliates, beneficially owned approximately 55.9% of our capital stock. As a result, our executive officers, directors and principal stockholders, if acting together, may be able to significantly influence, in their capacity as stockholders, matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material adverse effect on our stock price and may prevent attempts by our stockholders to replace or remove our board of directors or management.

Anti-takeover provisions in our charter documents and under Delaware or Washington law could make an acquisition of us difficult, limit attempts by our stockholders to replace or remove our current management and limit our stock price.

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our stock. Among other things, our certificate of incorporation and bylaws:

•	permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	restrict the forum for certain litigation against us to Delaware;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice;

•	do not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the chair of the board, our chief executive officer or by the board of directors; and

•	provide that stockholders will be permitted to amend our bylaws only upon receiving at least two-thirds of the total votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder. Likewise, because our principal executive offices are located in Washington, the anti-takeover provisions of the Washington Business Corporation Act may apply to us under certain circumstances now or in the future. These provisions prohibit a “target corporation” from engaging in any of a broad range of business combinations with any stockholder constituting an “acquiring person” for a period of five years following the date on which the stockholder became an “acquiring person.”

Our bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our bylaws provide that, unless we otherwise consent in writing, the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws or any action asserting a claim against us that is governed by the internal affairs doctrine. The choice of forum provision may limit stockholders’ ability to bring a claim in a judicial forum favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

As an emerging growth company within the meaning of the Securities Act, we will utilize certain modified disclosure requirements, and we cannot be certain if these reduced requirements will make our common stock less attractive to investors.

We are an emerging growth company, and for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies” including:

•	not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We plan in filings with the SEC to continue to utilize the modified disclosure requirements available to emerging growth companies. As a result, our stockholders may not have access to certain information they may deem important.

We could remain an “emerging growth company” for up to five years, or until the earliest of:

•	the last day of the first fiscal year in which our annual gross revenue exceeds $1 billion;

•	the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or

•	the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

We have incurred and will continue to incur increased costs by being a public company.

As a public company, we have and will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We have and will incur costs associated with recently adopted corporate governance requirements, including requirements of the SEC and Nasdaq. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, we may have more difficulty attracting and retaining qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the additional costs we may incur or the timing of such costs.

So long as we remain an “emerging growth company,” we expect to avail ourselves of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting under Section 404. When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 will correspondingly increase. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

THE OFFER

1.	Eligibility.

You are an “eligible employee” if you are an employee of Impinj or certain of our foreign subsidiaries (including an executive officer other than our Chief Executive Officer) as of the date that the Offer commences, who holds an eligible option and remains an employee through the new option grant date; provided, however, that members of our board of directors will not be eligible employees. Our executive officers and directors are listed on Schedule A of this Offer to Exchange.

To receive a new option, you must remain employed by us or a successor entity through the new option grant date. For purposes of your eligibility to participate in this Offer, your employment with Impinj will not be considered to have terminated while you are on a leave of absence that has been approved by Impinj. If you do not satisfy all of the requirements of an eligible employee, you will keep your current eligible options, and they will be treated in accordance with their existing terms and conditions. If we do not extend the Offer, the new option grant date is expected to be May 16, 2018. Except as provided by any applicable law, your employment with us or any of our subsidiaries will remain “at-will” and can be terminated by you or your employer at any time, with or without cause or notice. In order to continue to vest in your new options, you must remain an employee or other service provider with us or any of our subsidiaries through each relevant vesting date.

2.	Participation in exchange; number of shares subject to new options; expiration date.

Subject to the terms and conditions of this Offer, we will accept for exchange eligible options to purchase shares of our common stock, with a per share exercise price equal to or greater than $21.72, granted under the 2016 Plan, that are outstanding as of the expiration of the Offer, held by eligible employees, and properly elected to be exchanged (and have not been validly withdrawn) on or before the expiration date. In order to be eligible, options must be outstanding and unexercised as of the expiration date. For example, if a particular option expires after the beginning of the offering period, but before the expiration date, that particular option grant is not eligible for exchange.

Participation in this Offer is completely voluntary. You may pick and choose which of your eligible option grants you wish to exchange. If you hold more than one eligible option grant, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible options. However, if you elect to participate in this Offer, you must exchange the entire outstanding and unexercised portion of any particular eligible option grant that you choose to exchange. You may not elect to exchange only a portion of any particular eligible option grant (such as the vested portion, or unvested portion, or otherwise). Instead, if you participate in the Offer, you must accept the Offer with respect to all of the shares or our common stock subject to each particular eligible option grant. We are not accepting partial tenders of any option grants. However, you may elect to exchange the remaining portion of any eligible option grant that you have already partially exercised.

For example and except as otherwise described below, if you hold (i) an eligible option grant to purchase 1,000 shares of our common stock, 200 of which you have already exercised, (ii) an eligible option grant to purchase 1,000 shares of our common stock and (iii) an eligible option grant to purchase 2,000 shares of our common stock, you may elect to exchange:

•	The first eligible option grant, covering the entire remaining 800 shares of our common stock,

•	The second eligible option grant, covering 1,000 shares of our common stock,

•	The third eligible option grant, covering 2,000 shares of our common stock,

•	One, two or all three of your three eligible option grants, or

•	None of your eligible option grants.

These are your only choices in the above example. You may not elect, for example, to exchange your first eligible option grant with respect to only 150 shares of our common stock (or any other partial amount) under that eligible option grant or less than all of the shares of our common stock under the second or third eligible option grants.

If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) issued in the United States and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, then in order to participate in the Offer with respect to such eligible option grant, you must accept this Offer with respect to only the portion of eligible option beneficially owned by you. Any portion beneficially owned by a person who is not an employee may not be exchanged in this offer (even if legal title to that portion of the eligible option grant is held by you and you are an eligible option holder).

For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares of our common stock that is subject to a domestic relations order, one-third (1/3) of which is beneficially owned by your former spouse (that is, the portion covering 1,000 shares of our common stock), and you have exercised 600 of the remaining 2,000 shares of our common stock subject to the eligible option grant not beneficially owned by your former spouse, then you may elect to exchange the outstanding portion of your eligible option grant covering 1,400 shares of our common stock, including the portion covering the 1,000 shares of our common stock beneficially owned by your former spouse, or you may elect not to participate in the offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant.

New options

Subject to the terms of this Offer and upon our acceptance of your properly tendered options, each exchanged option to purchase one share of our common stock will be cancelled and you will be granted a new option to purchase a number of shares of common stock determined by dividing the eligible option by the applicable exchange ratio.

For illustrative purposes only, assume that you are an eligible employee and that you hold an eligible option grant covering 1,000 shares of our common stock with a per share exercise price of $26.44. If you exchange this eligible option grant under the Offer, then on the new option grant date, you will receive a new option grant covering 769 shares of our common stock. This is equal to 1,000 shares of our common stock divided by 1.30, the exchange ratio for the eligible options with an exercise price within the range of $21.72 to 26.44, with the result rounded down to the nearest whole share.

Any new options granted to you will be subject to the terms and conditions of our 2016 Plan and a new option agreement to be entered into between you and Impinj, including any applicable country-specific appendix. The 2016 Plan and form of new option agreement under the 2016 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov.

The expiration date for this Offer will be 9:00 p.m., Pacific Time, on May 16, 2018, unless we extend the Offer. We may, in our discretion, extend the Offer, in which event “expiration date” will refer to the latest time and date at which the extended Offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the Offer.

3.	Purpose of the Offer.

We believe that this Offer will foster retention of our valuable employees and better align the interests of our employees with those of our stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentives to our personnel. Many of our outstanding options, whether or not they currently are exercisable, have per share exercise prices that are significantly higher than the current market price for a share of our common stock. These options are commonly referred to as being “underwater.” We believe that granting new options in exchange for eligible options will aid in motivating and retaining the eligible employees participating in the Offer because each new option would have a per share exercise price that reflects a more current price with respect to a share of our common stock. We believe that granting a number of new options determined by dividing the eligible options by the applicable exchange ratio result in the fair value of the new options being approximately equal in the aggregate to the fair value of the eligible options that are tendered for cancellation in the Offer. The model used to calculate fair value is based on a number of assumptions. We believe that by restarting the vesting on the new options we would grant in the Offer, we provide for a reasonable and a balanced exchange for underwater options and that the extension of vesting would have a much stronger current impact on retention than do underwater options.

Further, not only do significantly underwater options have little or no retention value, but they also cannot be removed from our pool of equity awards granted until they are exercised, expire or otherwise terminate (for example, when an employee leaves our employment). If we do not conduct this Offer in which underwater stock options with low incentive value may be exchanged for stock options with higher motivation and retentive value, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to our employees. We believe structuring the program in this manner is in the best interests of our employees and stockholders, because it can provide incentive to our employees with appropriate stock options, maintain the outstanding stock option overhang, and conserve options for future grants.

Except as otherwise disclosed in this Offer or in our SEC filings, we presently have no plans, proposals or active negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving Impinj;

•	Any purchase, sale or transfer of a material amount of our assets other than the sale of our inventory in the ordinary course of business;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from Nasdaq or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

With respect to any change in our present board of directors, including without limitation any proposals or change in the number or term of directors or filling any existing board vacancies, our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, the nominating and corporate governance committee considers the current size, potential increases in size and composition of the board of directors, the needs of the board of directors and the respective committees of the board of directors and the qualifications and availability of persons whose service the board of directors believes would be in the best interests of the company. In connection with the upcoming 2018 annual meeting of stockholders, the nominating and governance committee is actively engaged in discussions regarding such matters.

With respect to any change in our present management, including without limitation any change in any executive officer’s material terms of employment, we are continuing to search for a new chief financial officer.

Neither we nor our board of directors nor executive officers makes any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer and consult your own investment and tax advisers. You must make your own decision about whether to participate in this Offer.

4.	Procedures for electing to exchange options.

Proper election to exchange options

Participation in this Offer is voluntary. If you are an eligible employee, at the start of the Offer you will have received a launch email from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing this Offer. If you want to participate in the Offer, you must complete the election process via one of the following methods outlined below on or before the expiration of the Offer, currently expected to be 9:00 p.m., U.S. Pacific Time, on May 16, 2018. If you do not want to participate, then no action is necessary.

Elections via the Offer website

1.	To submit an election via the Offer website, click on the link to the Offer website in the launch email you received from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing the Offer, or go to the Offer website at https://impinj.equitybenefits.com. Log in to the Offer website using the login instructions provided to you in the launch email from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing the offer (or if you previously logged into the Offer website, your updated login credentials).

2.	After logging in to the Offer website, review the information and proceed through to the Make My Election page. You will be provided with personalized information regarding each eligible option you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of May 16, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the exchange ratio applicable to each eligible option;

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	On the Make My Election page, make your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the Offer by selecting “Yes” or choose not to exchange in the Offer by selecting “No.”

4.	Proceed through the Offer website by following the instructions provided. Review your selections and confirm that you are satisfied with your selections. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Submit My Election page and in the Offer documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.	Upon submitting your election, a confirmation statement will be generated by the Offer website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the election process via the Offer website.

Elections via fax

1.	Print and properly complete, sign and date the election form attached to the launch email from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing the Offer.

2.	You can review the personalized information regarding each eligible option grant you hold that will be provided to you on the Offer website, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of May 16, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the exchange ratio applicable to each eligible option;

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

This personalized information is available to you on the Offer website at https://impinj.equitybenefits.com. You can log in to the Offer website using the login instructions provided to you in the launch email from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing the offer (or if you previously logged into the Offer website, your updated login credentials). If you are unable to access your personalized information regarding each eligible option grant you hold, you may contact the legal department, by email at corplegal@impinj.com or by phone at +1 206 812 9776.

3.	Fax the properly completed election form to:

Attn: Legal Department

Impinj, Inc.

Fax: +1 206 299 0992

You also can review your eligible option grants in the “Breakeven Calculator” in the Offer website, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from a new option grant to be granted pursuant to the Offer if you choose to exchange an eligible option grant. The Breakeven Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the Offer. For example, the Breakeven Calculator does not account for vesting. Note that you will be able to profit from a new option grant only if it actually vests. Therefore, even if the Breakeven Calculator shows that the potential profit on a new option grant is greater than for an eligible option grant at the assumed prices you enter, you would be able to profit from a new option grant only if it actually vests. Note further that because of the rounding resulting from fractional shares, the values shown could be higher or lower than the actual result.

We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on May 16, 2018. We prefer that you submit your election electronically via the Offer website. However, if you choose not to use the Offer website or if you want to use the Offer website but you do not have access to the Offer website for any reason, if you are unable to submit your election via the Offer website as a result of technical failures of the Offer website such as the Offer website being unavailable or the Offer website not enabling you to submit your election, you may submit an election form by fax as described above. To obtain a paper election form, please contact the legal department, by email at corplegal@impinj.com or by phone at +1 206 812 9776.

If you elect to exchange any eligible option grant in this Offer, you must elect to exchange all eligible options subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants.

We may extend this Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date. Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on May 16, 2018, unless the offering period is extended past that time, in which case your election will become irrevocable after the new expiration date. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on June 13, 2018 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter but prior to our acceptance.

You may change your mind after you have submitted an election and withdraw from the Offer at any time on or before the expiration date, as described in Section 5 below. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration date. You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to include more or fewer eligible option grants in your election, you must complete and submit a new election on or before the expiration date by following the procedures described in Section 5 below. This new election must be properly completed, signed (electronically or otherwise) and dated after any prior elections you have submitted and must list all eligible option grants you wish to exchange. Any prior election will be disregarded. If you wish to withdraw some or all of the eligible option grants you elected for exchange, you may do so at any time on or before the expiration date by following the procedures described in Section 5 below.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via the Offer website, a confirmation statement will be generated by the Offer website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you submit an election form by fax, we intend to confirm the receipt of your election form by email within two U.S. business days of receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting the legal department, by email at corplegal@impinj.com or by phone at +1 206 812 9776. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by the Offer website at https://impinj.equitybenefits.com or by fax at +1 206 299 0992 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine it is unlawful to accept. Subject to the terms and conditions of this Offer, we will accept all properly tendered eligible option grants promptly after the expiration of this Offer.

Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of this Offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be May 16, 2018.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of this Offer. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your options for exchange will constitute a binding agreement between Impinj and you upon the terms and subject to the conditions of this Offer.

5.	Withdrawal rights and change of election.

You may change an election you previously made with respect to some or all of your eligible options, including an election to withdraw all of your eligible options from this Offer, only in accordance with the provisions of this section. You may change your mind after you have submitted an election and withdraw some or all of your elected eligible options from the Offer at any time before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on May 16, 2018. If we extend the expiration date, you may change or withdraw your election of tendered options at any time until the extended Offer expires. In addition, although we intend to accept all validly tendered eligible options promptly after the expiration of this Offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., Pacific Time, on May 16, 2018 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter up to such time as Impinj does accept your properly tendered options.

To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this Offer, you must deliver a valid new election indicating only the eligible option grants you wish to exchange in the Offer or a valid new election indicating that you reject the Offer with respect to all of your eligible options, by completing the election process via one of the following methods outlined below on or before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on May 16, 2018.

Proper election changes and withdrawals

Election changes and withdrawals via the Offer website

1.	Log in to the Offer website using your login credentials and via the link provided in the launch email you received from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing the Offer, or go to the Offer website at https://impinj.equitybenefits.com.

2.	After logging in to the Offer website, review the information and proceed through to the Make My Election page, where you will find personalized information regarding each eligible option grant you hold, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of May 16, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the exchange ratio applicable to each eligible option;

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

3.	On the Make My Election page, make your selection next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the offer by selecting “Yes” or choose not to exchange in the offer by selecting “No.”

4.	Proceed through the Offer website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Submit My Election page and in the offer documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.	Upon submitting your election, a confirmation statement will be generated by the Offer website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Offer via the Offer website.

Election changes and withdrawals via fax

1.	Print and properly complete, sign and date the election form attached to the launch email from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing the Offer.

2.	You can review the personalized information regarding each eligible option grant you hold that will be provided to you on the Offer website, including:

•	the grant date of the eligible option grant;

•	the per share exercise price of the eligible option grant;

•	whether the eligible option grant is an incentive stock option or nonstatutory stock option;

•	the number of vested and unvested shares of our common stock subject to the eligible option grant as of May 16, 2018 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the exchange ratio applicable to each eligible option;

•	the number of shares of our common stock subject to the new option grant that would be granted in exchange for the eligible option grant; and

•	the vesting schedule of the new option grant.

This personalized information is available to you on the Offer website at https://impinj.equitybenefits.com. You can log in to the Offer website using the login instructions provided to you in the launch email from Impinj@equitybenefits.com on behalf of Chris Diorio, Ph.D., Chief Executive Officer, dated April 18, 2018, announcing the offer (or if you previously logged into the Offer website, your updated login credentials). If you are unable to access your personalized information regarding each eligible option grant you hold, you may contact the legal department, by email at corplegal@impinj.com or by phone at +1 206 812 9776.

3.	Fax the properly completed election form to:

Attn: Legal Department

Impinj, Inc.

Fax: +1 206 299 0992

You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on May 16, 2018. Any options with respect to which you do not revise your election will be bound to your prior election. We prefer that you submit your election electronically via the Offer website. However, if you choose not to use the Offer website or if you want to use the Offer website but you do not have access to the Offer website for any reason, if you are unable to submit your election via the Offer website as a result of technical failures of the Offer website such as the Offer website being unavailable or the Offer website not enabling you to submit your election, you may submit an election change by fax as described above. To obtain a paper election form, please contact the legal department, by email at corplegal@impinj.com or by phone at +1 206 812 9776.

If you change your election to withdraw some or all of your eligible option grants, you may elect later to exchange the withdrawn eligible option grants again at any time on or before the expiration of the Offer. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the Offer, unless you subsequently properly elect to exchange such eligible option grants on or before the expiration of the Offer. To reelect to exchange some or all of your eligible option grants, you must submit a new election form to Impinj on or before the expiration of the Offer by following the procedures described in Section 4 of this Offer to Exchange. This new election must be properly completed, signed (electronically or otherwise) and dated after your previously submitted election and must list all eligible option grants you wish to exchange. Upon our receipt of your properly completed, signed (electronically or otherwise) and dated election, any prior election will be disregarded in its entirety and will be considered replaced in full by the new election. Each time you make an election on the Impinj Offer website, please be sure to make an election with respect to each of your eligible option grants.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Your delivery of all documents regarding the Offer, including elections, is at your risk. If you submit your election via the Offer website, a confirmation statement will be generated by the Offer website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you submit an election form by fax, we intend to confirm the receipt of your election form by email within two U.S. business days of receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election contacting the legal department, by email at corplegal@impinj.com or by phone at +1 206 812 9776. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline by the Offer website at https://impinj.equitybenefits.com or by fax at +1 206 299 0992 will be accepted. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

6.	Acceptance of options for exchange and issuance of new options.

Upon the terms and conditions of this Offer and promptly following the expiration of this Offer, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration of this Offer. Once the eligible options are cancelled, you no longer will have any rights with respect to those eligible options. In addition, as discussed in Sections 9 and 14 of this Offer to Exchange, all new options will be nonstatutory stock options for U.S. tax purposes, regardless of whether they are granted in exchange for nonstatutory stock options or incentive stock options in the Offer. Subject to the terms and conditions of this Offer, if your eligible options are properly tendered by you for exchange and accepted by us, these eligible options will be cancelled as of the cancellation date, which we anticipate to be May 16, 2018.

For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the Offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the Offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept, promptly after the expiration of this Offer, all properly tendered options that are not validly withdrawn.

We will grant the new options on the new option grant date, which is the same calendar day as the cancellation date. We expect the new option grant date to be May 16, 2018. All new options granted to you will be granted under our 2016 Plan and will be subject to a new option agreement between you and Impinj. Eligible employees may tender eligible options on or before the expiration date in order to receive a number of new options determined by dividing the eligible options by the applicable exchange ratio. Shortly after the new option grant date, you will receive your new option agreement in the same manner as the Company provides any Impinj options in the normal course. You should follow the same electronic procedures that ordinarily apply to any Impinj options granted to you in the normal course. Your new options will become exercisable if and when your new options vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Options that we do not accept for exchange will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7.	Conditions of the Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e 4(f)(5) under the Exchange Act, if at any time on or after the date this Offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of this Offer,

•	the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer, or

•	if any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer;

•	A tender or exchange offer, other than this Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of this Offer,

•	any such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•	any new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this Offer or with such acceptance for exchange of eligible options;

•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer, other than as contemplated as of the commencement date of this Offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us); or

•	Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Impinj that have resulted, or may result in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange for a description of the contemplated benefits of the Offer to us).

If any of the above events occur, we may:

•	Terminate this Offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend this Offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended Offer expires;

•	Amend the terms of this Offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Offer is open, complete this Offer.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Any such waiver will apply to all eligible employees in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.	Price range of shares underlying the options.

The Impinj common stock that underlies your options is traded on Nasdaq under the symbol “PI.” The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by Nasdaq.

	High	Low
Fiscal Year Ending December 31, 2018
Second Quarter (through April 13, 2018)	$14.39	$12.07
First Quarter	$27.40	$9.95
Fiscal Year Ending December 31, 2017
Fourth Quarter	$41.97	$19.97
Third Quarter	$55.90	$29.83
Second Quarter	$60.85	$28.00
First Quarter	$37.42	$26.69
Fiscal Year Ended December 31, 2016
Fourth Quarter	$41.91	$23.55
Third Quarter	$38.43	$16.36

On April 13, 2018, the last reported closing sales price of our common stock, as reported by Nasdaq, was $13.46 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this Offer.

9.	Source and amount of consideration; terms of new options.

Consideration

We will issue new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this Offer, upon our acceptance of your properly tendered eligible options, you will receive a number of new options determined by dividing your eligible options by the applicable exchange ratio. New options will be unvested as of the new option grant date and will be subject to a new vesting schedule as described below under “Vesting and Exercisability.”

If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this Offer, options to purchase approximately 1,402,592 shares would be surrendered and cancelled, while new options covering approximately 936,905 shares of our common stock, or approximately 4.4% of the total shares of our common stock outstanding as of April 13, 2018, would be issued.

General terms of new options

All new options to be granted to you will be granted under, and subject to, the terms and conditions of our 2016 Plan and an option agreement between you and Impinj thereunder, including any applicable country-specific appendix. The terms and conditions of the new options will vary from the terms and conditions of the eligible options that you tendered for exchange, but the terms and conditions that will change generally will not substantially and adversely affect your rights. However, the new options have a different exercise price, maximum term, and vesting schedule and your new options will cover a lesser number of shares of our common stock than as were subject to your exchanged options based on an exchange ratio. New options will be entirely unvested as of the new option grant date and will be subject to a new vesting schedule based on the remaining vesting period of each of your exchanged options, regardless of whether your exchanged options were wholly or partially vested, as described below under “Vesting and exercisability.”

If your exchanged options were incentive stock options, your new options will be incentive stock options, unless federal tax rules limit this characterization. Likewise, if your exchanged options were nonstatutory stock options, your new options will be nonstatutory stock options.

The following description summarizes the material terms of our 2016 Plan. Our statements in this Offer to Exchange concerning the 2016 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2016 Plan, and the form of option agreement for grants made under the 2016 Plan. The 2016 Plan and form of option agreement thereunder are incorporated by reference as exhibits to the Schedule TO with which this Offer has been filed and are available on the SEC website at www.sec.gov. Please contact us at Impinj, Inc., 400 Fairview Avenue North, Suite 1200, Seattle, Washington 98109, Attention: Legal Department (telephone: +1 206 812 9776), to receive a copy of the 2016 Plan, and the relevant form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

2016 Plan

Our 2016 Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees (including our officers), directors and consultants. As of April 13, 2018, the maximum number of shares of our common stock subject to options currently outstanding under the 2016 Plan was approximately 1,657,741 shares. As of April 13, 2018, the maximum number of shares of our common stock available for future issuance under the 2016 Plan was approximately 1,350,394 shares. On the first day of each fiscal year of the Company beginning with the Company’s fiscal year 2015, the number of shares of our common stock reserved for issuance under the 2016 Plan is increased by an amount equal to the least of (i) 1,825,000 shares, (ii) 5% of the outstanding shares of our common stock on the last day of our immediately preceding fiscal year, and (iii) such number of shares determined by our board of directors before the last day of our immediately preceding fiscal year. The next increase of the shares of our common stock reserved for issuance under the 2016 Plan is scheduled to occur on January 1, 2019. The 2016 Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the 2016 Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule. The exercise price of an option granted under the 2016 Plan generally is determined by the administrator; provided, however, that the exercise price of an option shall in no event be less than 100% of the fair market value of a share of our common stock on the date of grant. The vesting applicable to an option granted under the 2016 Plan generally is determined by the administrator in accordance with the terms of the 2016 Plan. Options granted under the 2016 Plan generally have a maximum term of 10 years after the date of grant. The new options granted pursuant to the terms and conditions of the Offer will have a maximum term of 10 years after the date of grant. The administrator may also institute and determine the terms and conditions of an exchange program.

Exercise price

The exercise price of an option granted under the 2016 Plan generally is determined by the administrator; provided, however, that the exercise price of an option shall in no event be less than 100% of the fair market value of a share of our common stock on the date of grant. For purposes of this Offer, new options will have a per share exercise price equal to 100% of the closing sales price of a share of our common stock on Nasdaq on the new option grant date. The new option grant date is expected to be May 16, 2018.

Vesting and Exercisability

The vesting applicable to an option granted under the 2016 Plan generally is determined by the administrator in accordance with the terms of the 2016 Plan. The new options will be unvested as of the new option grant date and will be subject to a new vesting schedule. Each new option will be unexercisable while it remains unvested, regardless of whether the exchanged option was early exercisable. The vesting commencement date of all new options will be the new option grant date and the new options will be subject to additional vesting, in each case subject to your continued service with us or any of our subsidiaries through the applicable vesting dates, as follows.

•	To the extent that a percentage of the corresponding eligible option grant that is cancelled in exchange for the new options was vested on the date it was cancelled or would have been scheduled to vest prior to the expiration date, an equivalent percentage of the new option grant will be scheduled to vest on the six month anniversary of the new option grant date.

•	To the extent that a percentage of an eligible option grant exchanged in the Offer is scheduled to vest after the expiration date, an equivalent percentage of the new option grant will be scheduled to vest on the six month anniversary of each scheduled vesting date under the exchanged option such that all vesting dates will be extended by six months.

•	We will make minor modifications to the vesting schedule of any new options to eliminate fractional vesting (such that a whole number of shares of our common stock subject to the new option will vest on each vesting date). As a result, subject to your continued service with Impinj or certain of its foreign subsidiaries through the relevant vesting date, (i) the number of shares of our common stock that vest on each vesting date will be rounded down to the nearest whole number of shares as of the first vesting date on which a fractional share otherwise will vest, and (ii) fractional shares, if any, will be accumulated until the first vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional share remaining thereafter accumulated again.

•	If your exchanged option was subject to any accelerated vesting upon certain qualifying terminations of employment or other specified events pursuant to an option agreement or other written agreement between you and Impinj or certain of its foreign subsidiaries, then the corresponding new option also will be subject to such accelerated vesting to the same extent that the eligible option grant was immediately before being cancelled in the Offer, provided that the new options will be subject to the terms and conditions of the 2016 Plan and not the terms of any other Plan under which the eligible option grant was granted, as well as an award agreement under the 2016 Plan.

In all cases described above, vesting is subject to your continued service to us or any of our subsidiaries through each vesting date. Your participation in this Offer and the receipt of new options does not provide any guarantee or promise of continued service with us.

Example 1 – Partially Vested Eligible Option

For illustrative purposes only, assume that you are an eligible employee and that you exchange in the Offer an eligible option to purchase 4,500 shares of our common stock that vests and becomes exercisable as to 25% on August 23, 2017 and monthly thereafter on the same day of the month so that the eligible option is scheduled to become fully vested and exercisable by August 23, 2020, subject to your continued service with us or any of our subsidiaries through such date. The per share exercise price of the option was $21.81. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and new options are granted on May 16, 2018 at which point the eligible option is 41.67% vested and exercisable. Under the terms of the Offer, the new option grant will cover 3,461 shares. This is equal to 4,500 shares of our common stock subject to the exchange option divided by 1.30, the exchange ratio for the exchanged options with an exercise price within the range of $21.72 to 26.44, with the result rounded down to the nearest whole share. The new option will be entirely unvested and unexercisable upon the new option grant date. The maximum term of the new option grant will be 10 years from May 16, 2018.

On November 16, 2018, the date that is six months following the cancellation date, the new option grant will vest and become exercisable as to 1,442 shares subject to the new option (which is 41.67% of the total 3,461 shares subject to the new option, rounded down), subject to your continued service to Impinj or certain of its foreign subsidiaries through the vesting date.

On November 23, 2018 and on the 23rd day of each month thereafter through February 23, 2021, the new option will vest and become exercisable at the rate of 0.02083 of 3,461 per month, subject to your continued service to Impinj or certain of its foreign subsidiaries through the vesting date.

The table shows the vesting dates for the new options:

Scheduled Vesting Date for Eligible Option	Scheduled Vesting Date for New Option	Number of Shares of our Common Stock Subject to New Option Grant
	November 16, 2018	1,442
May 23, 2018	November 23, 2018	72
June 23, 2018	December 23, 2018	72
July 23, 2018	January 23, 2019	72
August 23, 2018	February 23, 2019	72
September 23, 2018	March 23, 2019	72
October 23, 2019	April 23, 2019	72
November 23, 2018	May 23, 2019	72
December 23, 2018	June 23, 2019	72
January 23, 2019	July 23, 2019	72
February 23, 2019	August 23, 2019	73
March 23, 2019	September 23, 2019	72
April 23, 2019	October 23, 2019	72
May 23, 2019	November 23, 2019	72
June 23, 2019	December 23, 2019	72
July 23, 2019	January 23, 2020	72
August 23, 2019	February 23, 2020	72
September 23, 2019	March 23, 2020	72
October 23, 2019	April 23, 2020	72
November 23, 2019	May 23, 2020	72
December 23, 2019	June 23, 2020	73
January 23, 2020	July 23, 2020	72
February 23, 2020	August 23, 2020	72
March 23, 2020	September 23, 2020	72
April 23, 2020	October 23, 2020	72
May 23, 2020	November 23, 2020	72
June 23, 2020	December 23, 2020	72
July 23, 2020	January 23, 2021	72
August 23, 2020	February 23, 2021	73

Example 2 – Unvested Eligible Option

For illustrative purposes only, assume that you are an eligible employee and that you exchange in the Offer an eligible option grant to purchase 3,000, shares of our common stock that vests and becomes exercisable as to 25% on August 23, 2018 and monthly thereafter on the same day of the month so that the eligible option is scheduled to become fully vested and exercisable by August 23, 2021, subject to your continued service with us or any of our subsidiaries through such date. The per share exercise price of the option was $31.77. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and new options are granted on May 16, 2018 at which point the eligible option is 0% vested and exercisable. Under the terms of the Offer, the new option grant will cover 1,935 shares. This is equal to 3,000 shares of our common stock subject to the exchange option divided by 1.55, the exchange ratio for the exchanged options with an exercise price within the range of $30.41 to 39.00, with the result rounded down to the nearest whole share. The new option will be entirely unvested and unexercisable upon the new option grant date. The maximum term of the new option grant will be 10 years from May 16, 2018.

On February 23, 2019, the date that is six months following the first vesting date of the exchange option, 483 shares subject to the new option will vest and become exercisable and on the 23rd day of each month thereafter through February 23, 2022, the new option will vest and become exercisable at the rate of 0.02083 of 1,935 per month, subject to your continued service to Impinj or certain of its foreign subsidiaries through the vesting date.

The table shows the vesting dates for the new options:

Scheduled Vesting Date for Eligible Option	Scheduled Vesting Date for New Option	Number of Shares of our Common Stock Subject to New Option Grant
	February 23, 2019	483
September 23, 2018	March 23, 2019	40
October 23, 2018	April 23, 2019	40
November 23, 2018	May 23, 2019	41
December 23, 2018	June 23, 2019	40
January 23, 2019	July 23, 2019	40
February 23, 2019	August 23, 2019	41
March 23, 2019	September 23, 2019	40
April 23, 2019	October 23, 2019	40
May 23, 2019	November 23, 2019	41
June 23, 2019	December 23, 2019	40
July 23, 2019	January 23, 2020	40
August 23, 2019	February 23, 2020	41
September 23, 2019	March 23, 2020	40
October 23, 2019	April 23, 2020	40
November 23, 2019	May 23, 2020	41
December 23, 2019	June 23, 2020	40
January 23, 2020	July 23, 2020	40
February 23, 2020	August 23, 2020	41
March 23, 2020	September 23, 2020	40
April 23, 2020	October 23, 2020	40
May 23, 2020	November 23, 2020	41
June 23, 2020	December 23, 2020	40
July 23, 2020	January 23, 2021	40
August 23, 2020	February 23, 2021	41
September 23, 2020	March 23, 2021	40
October 23, 2020	April 23, 2021	40
November 23, 2020	May 23, 2021	41
December 23, 2020	June 23, 2021	40
January 23, 2021	July 23, 2021	40
February 23, 2021	August 23, 2021	41
March 23, 2021	September 23, 2021	40
April 23, 2021	October 23, 2021	40
May 23, 2021	November 23, 2021	41
June 23, 2021	December 23, 2021	40
July 23, 2021	January 23, 2022	40
August 23, 2021	February 23, 2022	41

Adjustments upon certain events

Events occurring before the new option grant date

Although we are not anticipating any merger or acquisition of Impinj, if prior to the expiration of the Offer, we merge or consolidate with or are acquired by another entity, you may choose to change your election or withdraw any options which you tendered for exchange, and your options will be treated in accordance with the 2016 Plan, as applicable, and your option agreement. Further, if we are acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and applicable Plan, and you will receive no new options in exchange for them. If we are acquired prior to the expiration of the Offer but we (or the successor entity) do not withdraw the Offer, then we (or the successor entity) will notify you of any material changes to the terms of the Offer or the new options, including any adjustments to the exercise price and number and type of shares that will be subject to the new options.

Under such circumstances, the type of security and the number of shares covered by your new options and the new options’ exercise price would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquirer’s common stock than the number of shares of our common stock subject to the eligible options that you tendered for exchange or than the number of shares of our common stock that would have been subject to the new options and greater or lesser per share exercise price of your new options, had no acquisition occurred.

If another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of our employees before the completion of this Offer. Termination of your employment for this or any other reason before the new option grant date (which is the same calendar day as the expiration date) means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events occurring after the new option grant date

If we are acquired after your exchanged options have been accepted, cancelled, and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms and conditions of our 2016 Plan and the option agreement between you and Impinj thereunder, including any applicable country-specific appendix. Subject to the Plan and any agreement between you and Impinj, if we merge or consolidate with or are acquired by another entity, the transaction could result in a reduction in our workforce. Subject to Plan and any agreement between you and Impinj, if such termination of employment or other service occurs shortly after the expiration date, then you may hold new options that are entirely unvested, and all unvested new options will expire on such termination date. Subject to the Plan and any agreement between you and Impinj, if your employment or other service with us or any of our subsidiaries terminates before part or all of your new options vest, you will not receive any value from the unvested part of your new options. If this termination of your employment or other service occurs shortly after the new option grant date and before you vest in any of your new options, you will forfeit your rights to your unvested new options as of the date of your termination of employment or other service and you will not receive any value from those new options.

In the event that any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our common stock or other securities of Impinj, or other change in our corporate structure affecting the shares of our common stock occurs, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2016 Plan, will adjust the number and class of shares that may be delivered under the 2016 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits of the 2016 Plan.

If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate immediately prior to the effective date of such dissolution or liquidation. The administrator will notify award holders as soon as practicable prior to the effective date of such proposed liquidation or dissolution.

Our 2016 Plan provides that in the event of a merger of Impinj with or into another corporation or other entity or change in control of Impinj as described in the 2016 Plan, each outstanding award will be treated as the administrator determines, subject to the restriction set forth below, including, without limitation, that each such award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The administrator will not be required to treat all awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for an award, the holder of such award will fully vest in and have the right to exercise such outstanding options or stock appreciation rights, including shares as to which such award otherwise would not be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a change in control of Impinj, the administrator will notify the holder of such option or stock appreciation right in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period. Awards granted under the 2016 Plan may be subject to other terms set forth in a written agreement between the award holder and Impinj governing the terms of such awards in the event of a merger or other corporate transaction of Impinj, as described in such agreement.

Transferability of options

Unless determined otherwise by the 2016 Plan’s administrator, an option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the holder of such option, only by such holder. If the administrator makes an option transferable, such option will contain such additional terms and conditions as the administrator deems appropriate.

Registration of shares underlying new options

All of the shares of Impinj common stock issuable upon exercise of new options have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Impinj for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences

You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this Offer.

We strongly recommend that you consult with your own advisers to discuss the consequences to you of this transaction.

10.	Information concerning Impinj.

Our principal executive offices are located at 400 Fairview Avenue North, Suite 1200, Seattle, Washington 98109, and our telephone number is +1 206 517 5300. Questions regarding this Option to Exchange should be directed to the legal department at Impinj at +1 206 812 9776.

Impinj is a leading provider and pioneer of RAIN RFID solutions for identifying, locating and authenticating everyday items. We wirelessly connect billions of everyday items such as apparel, medical supplies, automobile parts, luggage and food to consumer and business applications such as inventory management, patient safety, asset tracking and item authentication. The Impinj platform uses RAIN RFID to deliver timely information about these items to the digital world, thereby enabling the Internet of Things.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for our fiscal year ended December 31, 2017 are incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11.	Interests of executive officers and directors; transactions and arrangements concerning the options.

A list of our executive officers and members of our board of directors as of April 13, 2018, is attached to this Offer to Exchange as Schedule A. Members of our board of directors are not eligible to participate in this Offer. Our executive officers, other than our Chief Executive Officer, may participate in this Offer. As of April 13, 2018, our executive officers who are eligible to participate in this Offer (two persons) as a group held options unexercised and outstanding under our 2016 Plan to purchase a total of 240,000 shares of our common stock, which represented approximately 14.5% of the shares subject to all options outstanding under 2016 Plan as of that date. As of April 13, 2018, members of our board of directors (six persons) as a group held options unexercised and outstanding under our 2016 Plan to purchase a total of 165,000 shares of our common stock, which represented approximately 10.0% of the shares subject to all options outstanding under our 2016 Plan as of that date.

The following table sets forth the beneficial ownership of each of our executive officers and directors of options granted under our 2016 Plan that are outstanding as of April 13, 2018. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our common stock under 2016 Plan, which was 1,657,741 shares as of April 13, 2018.

Name	Position	Number of shares covered by outstanding options granted under our equity plans	Percentage of total outstanding options under our equity plans
Chris Diorio, Ph.D.	Director, Chief Executive Officer and Vice Chair	165,000	10.0%
Eric Brodersen	President and Chief Operating Officer	85,000	5.1%
Jeffrey Dossett	Executive Vice President, Sales and Marketing	155,000	9.4%
Peter van Oppen	Director and Chair of the Board	0	0.0%
Tom A. Alberg	Director	0	0.0%
Clinton Bybee	Director	0	0.0%
Gregory Sessler	Director	0	0.0%
Theresa Wise	Director	0	0.0%

Neither we nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock, or in transactions involving our common stock during the 60 days before and including April 13, 2018, except for the following:

Name of Reporting Person	Date of Transaction	Nature of Transaction(1)	Number of Shares	Disposition or Grant Price as Applicable
Chris Diorio, Ph.D.	February 23, 2018	Exercise of Options	10,000	$1.20

(1)	Executed pursuant to a previously adopted plan complying with Rule 10b5-1 under the Exchange Act.

Except as otherwise described in this Offer or in our filings with the SEC, other than outstanding options to purchase common stock and restricted stock units granted from time to time pursuant to our 2016 Plan or stock purchase rights granted from time to time pursuant to our employee stock purchase plan, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

12.	Status of options acquired by us in the Offer; accounting consequences of the Offer.

Exchanged options that we acquire through the Offer will be cancelled and, to the extent they were granted under the 2016 Plan, the shares of our common stock subject to those options will be returned to the pool of shares of our common stock available for grants of awards under the 2016 Plan, including any new options granted under the Offer. To the extent shares returning to the 2016 Plan are not fully reserved for issuance upon receipt of the new options to be granted in connection with the Offer, the shares will be available for issuance pursuant to future equity awards to employees and other eligible 2016 Plan participants without further stockholder action, except as required by applicable law or the rules of Nasdaq or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

We have adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, the Offer with respect to all eligible options is considered a modification of those options exchanged and as a result we may be required to recognize incremental compensation expense, if any, resulting from the new options granted in the Offer. The incremental compensation will be measured as the excess, if any, of the fair value of each new option granted to employees in exchange for the exchanged options, measured as of the date the new options are granted, over the fair value of the eligible options exchanged for the new options, measured immediately prior to the exchange. This incremental compensation expense will be recognized over the remaining requisite service period of the new options. In the event that any of the new options are forfeited prior to their vesting due to termination of employment or other service, any incremental compensation expense of the forfeited new options will not be recognized. We also may incur incremental compensation expense resulting from fluctuations in our stock price between the time the exchange ratio were set before the Offer began, and when the exchange actually occurs on the date the Offer expires.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approvals or notice filings or other actions be required, we presently contemplate that we will seek such approvals, make such filings or take such other actions. However, we cannot assure you that we will seek such approvals, make such filings or take such other actions or that any such approvals, filings or other actions, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approvals, to make such filings or take any other actions would result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options or required to obtain a license or regulatory permit or make any other filing before granting new options on the new option grant date, we will not grant any new options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition as of the date of this Offer to Exchange which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the new option grant date, we will not grant any new options, and you will not receive any other benefit for the options you tendered.

14.	Material income tax consequences.

Material U.S. federal income tax consequences

The following is a general summary of the material U.S. federal income tax consequences of participating in the exchange of options pursuant to the Offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each eligible employee will depend upon his or her individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

We recommend that you consult your own tax adviser with respect to the U.S. federal, state, and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

New options

Eligible employees whose outstanding eligible options are exchanged for new options under the Offer should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable event.

New options that are issued in exchange for eligible options that were incentive stock options will also be incentive stock options, unless federal tax rules limit this characterization, and new options that are issued in exchange for eligible options that were nonstatutory stock options will also be nonstatutory stock options.

Under the U.S. tax rules governing incentive stock options, if an offer to modify an incentive stock option remains outstanding for 30 or more calendar days, then the incentive stock option is deemed modified regardless of whether you participate in the offer. This Offer currently is expected not to remain open for 30 calendar days or more. However, the terms of the offer allow us to extend the expiration date (currently scheduled at 9:00 p.m., Pacific Time, on May 16, 2018) at our discretion which could result in the offer being open for 30 or more days. If you elect not to participate in the offer, in certain circumstances your existing options may be subject to unfavorable tax consequences. Should the offer remain open for 30 days or more and you choose not to participate in the offer, you may be deemed to have a “modified option” pursuant to certain provisions of the Code. Such modified option will contain all of the prior terms of the existing option, except that the first day of the offer will be deemed to be the date of the grant of the option for purposes of determining whether the holding periods described above are satisfied. As a result, in order for you to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this offer commenced (i.e., the date of the deemed modification) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, then under current law, the excess of the sale price of the shares over the exercise price of the option will be treated as long-term capital gains.

Incentive stock options

Under current U.S. tax law, an option holder generally will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, the exercise of an incentive stock option may affect an option holder’s alternative minimum taxable income. Upon exercise of an incentive stock option, the option holder will be required to include the amount equal to the excess of the fair market value of the exercised shares on the date of exercise over the exercise price as an adjustment item in the determination of any alternative minimum tax. However, if the option holder disposes of the exercised shares in the same calendar year as the date of exercise of the incentive stock option, then no adjustment will be made in determining such alternative minimum tax. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be treated as ordinary income to the option holder at the time of the disposition. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the option holder has held the shares for more than one year.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder.

This Offer is currently expected to remain open for 29 days. If we extend this Offer such that it is open for 30 days or more, eligible incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. The commencement date of the offer (April 18, 2018) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than 2 years from the date this offer commenced (April 18, 2018) (i.e., the date of the deemed modification) and more than 1 year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.

Nonstatutory stock options

Under current U.S. tax law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise generally will be compensation income taxable to the option holder.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

Upon disposition of the exercised shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time the option holder recognized income. The amount of such gain or loss will be the difference between (i) the amount realized upon the sale or exchange of the shares and (ii) the value of the shares at the time the ordinary income was recognized.

If the option holder was an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

We recommend that you consult your tax adviser with respect to the U.S. federal, state, and local tax consequences of participating in the Offer.

15.	Extension of Offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e 4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer. As a reminder, if a particular option grant expires after the beginning of the offering period, but before the cancellation date, that particular option grant is not eligible for exchange. Therefore, if we extend the Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Offer expires after such originally scheduled expiration date, but before the actual expiration date under the extended Offer, that option would not be eligible for exchange.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this Offer or the consideration being offered by us for the eligible options in this Offer, the Offer will remain open for at least ten U.S. business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offering period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this Offer.

17.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2017, filed with the SEC on March 15, 2018;

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 11, 2016, including any amendment or report filed for the purpose of updating such description;

•	The information contained in our Current Reports on Form 8-K, filed with the SEC, except to the extent that information therein is furnished and not filed with the SEC; and

•	Our definitive Proxy Statement on Schedule 14A for our 2017 annual meting of stockholders, filed with the SEC on April 21, 2017.

These filings and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at the offices of the SEC at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s website at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to the legal department at Impinj, Inc., 400 Fairview Avenue North, Suite 1200, Seattle, Washington 98109, or telephoning at +1 206 812 9776.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.

18.	Financial statements.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2017, is incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2017. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange titled “Additional information.”

We had a book value per share of $5.67 on December 31, 2017 (calculated using the book value as of December 31, 2017, divided by the number of outstanding shares of our common stock as of December 31, 2017).

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. You should read these ratios in connection with our financial statements and accompanying notes, and our annual report on Form 10-K for the period ended December 31, 2017, incorporated by reference in this Offer to Exchange.

	Fiscal Year Ended December 31,
	2016	2017
Ratio of earnings to fixed charges	*	*

*	Earnings are inadequate to cover fixed charges.

For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net loss before benefit from income taxes. Fixed charges consist of interest expenses, amortization of capitalized debt issuance costs, the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under our operating leases and accretion expense of preferred stock. In 2017, for the periods presented above, we did not have outstanding preferred securities and therefore were not required to pay any preferred security dividends. In the years ended December 31, 2016 and 2017, earnings were insufficient to cover fixed charges by $8.5 million and $18.1 million, respectively.

19.	Miscellaneous.

We are not aware of any jurisdiction in which the Offer is made where the making of the Offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the Offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the Offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the Offer. We have not authorized anyone to provide you with information regarding the Offer or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange or documents to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Impinj, Inc.

April 18, 2018

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF IMPINJ, INC.

The executive officers and directors of Impinj, Inc. as of April 13, 2018, are set forth in the following table:

Name	Position and Offices Held
Chris Diorio, Ph.D.	Director, Chief Executive Officer and Vice Chair of the Board
Eric Brodersen	President and Chief Operating Officer
Jeffrey Dossett	Executive Vice President, Sales and Marketing
Peter van Oppen	Director and Chair of the Board
Tom A. Alberg	Director
Clinton Bybee	Director
Gregory Sessler	Director
Theresa Wise	Director

The address of each executive officer and director is: c/o Impinj, Inc., 400 Fairview Avenue North, Suite 1200, Seattle, Washington 98109. Our executive officers other than our Chief Executive Officer are eligible to participate in this Offer. Members of our board of directors are not eligible to participate in this Offer.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION

OF IMPINJ, INC.

Selected Financial Data

The following selected financial data should be read in conjunction with our audited financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 15, 2018, which is incorporated herein by reference. Our summary statements of operations data for the years ended December 31, 2017 and 2016 and the selected balance sheet data as of December 31, 2017 are derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. We will amend the Schedule TO to incorporate by reference into this document our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (the “Q1 10-Q”), which we intend to file on or about March 8, 2018. The Q1 10-Q will include our unaudited consolidated financial statements and the related notes for the quarter ended March 31, 2018. Our historical results are not necessarily indicative of results to be expected for any future period. The summary financial data in this section are not intended to replace our audited and unaudited consolidated financial statements and related notes.

B-1

	Year Ended
	December 31,
	2017	2016
	(in thousands, except per share data)
Statements of Operations Data:
Revenue	$125,300	$112,287
Cost of revenue (1)	60,359	52,834

Gross profit	64,941	59,453
Operating expenses:
Research and development expense (1)	32,220	25,185
Sales and marketing expense (1)	31,579	22,330
General and administrative expense (1)	18,161	12,426
Offering costs (1)	—	—

Total operating expenses	81,960	59,941

Income (loss) from operations	(17,019)	(488)
Interest income (expense) and other income (expense), net	(400)	(1,017)

Income (loss) before tax expense	(17,419)	(1,505)
Income tax benefit (expense)	97	(168)

Net income (loss)	(17,322)	(1,673)

Less: Accretion of preferred stock (2)	—	(6,258)

Net loss attributable to common stockholders	$(17,322)	$(7,931)

Net loss per share attributable to common stockholders — basic and diluted (3)	$(0.84)	$(0.74)
Weighted-average shares used to compute net loss per share attributable to common stockholders — basic and diluted	20,680	10,778
(1) Includes stock-based compensation as follows:
Cost of revenue	$231	$96
Research and development expense	2,431	983
Sales and marketing expense	3,113	1,289
General and administrative expense	1,653	397
Offering costs	—	—

Total stock-based compensation expense	$7,428	$2,765

	As of December 31,
	2017			2016
	(in thousands)
Balance Sheet Data:
Total current assets	$	129,802	$	148,726
Total noncurrent assets		152,034		167,536
Total current liabilities		19,923		25,381
Total noncurrent liabilities		33,092		43,513
Total stockholders’ equity		118,942		124,023

B-2

SCHEDULE C-1

GUIDE TO TAX ISSUES IN JAPAN.

IMPINJ, INC.

OPTION EXCHANGE PROGRAM

Information for Employees in Japan

In connection with the offer (the “Offer”) from Impinj, Inc. (the “Company”) to exchange your eligible outstanding options (“Eligible Options”) to purchase shares of the Company’s common stock granted to you under the Company’s 2016 Equity Incentive Plan (the “Plan”) for new options issued under the Plan (the “New Options”), below is a brief summary of the likely tax consequences of participating in the Offer and related foreign exchange control considerations.

This summary is based upon the tax laws in Japan, as well as administrative and judicial interpretations of such laws, in effect as of April 2018. The tax consequences of the Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances.

This summary does not discuss all the tax consequences and regulatory considerations that may be relevant to you in your particular circumstances but is merely intended to alert you to some of the tax and foreign exchange control considerations that you may want to consider in making your decision to participate in the Offer. If the tax laws or interpretations change in the future, possibly with retroactive effect, the information included in this summary may no longer be accurate. If you are a citizen or resident of a country other than Japan, the information contained in this summary may not be applicable to you.

Moreover, this summary may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular tax result. Therefore, we recommend that you consult with your own legal, tax and financial advisor(s) regularly to determine the consequences of taking or not taking any action concerning your Eligible Options or New Options, and to determine how the tax or other laws in Japan apply to your specific situation.

You are encouraged to consult with your personal legal, tax and financial advisor(s) regarding the implications of participating in the Offer.

Tax Information

The Offer

Participation in the Offer will generally not trigger a taxable event. If you do not elect to participate by submitting your Eligible Options to the Company in exchange for New Options, you should not be subject to tax.

Vesting of New Options

Vesting of the New Options will generally not be a taxable event.

C-1

Exercise of New Options

When you exercise New Options, you are subject to income tax on any “spread” on the shares purchased, which is the difference between the fair market value of the shares at exercise and the exercise price of the New Options, generally at ordinary income tax rates. Social insurance contributions generally will not apply.

Sale of Shares

Capital gains tax will be payable on the difference between the sales price you receive for the shares you have acquired under the Plan and the exercise price you paid to acquire those shares.

Tax Withholding and Reporting Requirements

Your employer typically will be1 required to withhold taxes owed at the time of you exercise your New Options.

Your employer will be required to report the income you receive as a result of your exercise of your New Options in connection with its annual income tax reporting.

You are responsible to report your capital gain income, dividends and any applicable deductions on your annual income tax return and to pay any taxes owed not otherwise withheld by your employer.

Exchange Control Information

If the value of the shares you acquire upon exercise of your New Options exceeds ¥30 million, you must file a notice (“Payment Report”) with the Ministry of Finance via the Bank of Japan. If the value of the shares you acquire upon exercise of your New Options exceeds ¥100 million, you must also file a report (“Report Concerning Acquisition or Transfer of Securities”) must be filed with the Ministry of Finance via the Bank of Japan within 20 days of the transaction.

[1]	This assumes that the Company recharges the Japanese employing subsidiary for the cost of the options. If there is no recharge arrangement, withholding is not required.

C-2

SCHEDULE C-2

GUIDE TO TAX ISSUES IN FRANCE.

IMPINJ, INC.

OPTION EXCHANGE PROGRAM

Information for Employees in France

In connection with the offer (the “Offer”) from Impinj, Inc. (the “Company”) to exchange your eligible outstanding options (“Eligible Options”) to purchase shares of the Company’s common stock granted to you under the Company’s 2016 Equity Incentive Plan (the “Plan”) for new options issued under the Plan (the “New Options”), below is a brief summary of the likely tax consequences of participating in the Offer and related foreign exchange control considerations.

This summary is based upon the tax laws in France applicable to French tax residents, as well as administrative and judicial interpretations of such laws, in effect as of April 2018. The tax consequences of the Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances.

This summary does not discuss all of the tax consequences and regulatory considerations that may be relevant to you in your particular circumstances but is merely intended to alert you to some of the tax and foreign exchange control considerations that you may want to consider in making your decision to participate in the Offer. If the tax laws or interpretations change in the future, possibly with retroactive effect, the information included in this summary may no longer be accurate. If you are a citizen or resident of a country other than France, the information contained in this summary may not be applicable to you.

Moreover, this summary may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular tax result. Therefore, we recommend that you consult with your own legal, tax and financial advisor(s) regularly to determine the consequences of taking or not taking any action concerning your Eligible Options or New Options, and to determine how the tax or other laws in France apply to your specific situation.

You are encouraged to consult with your personal legal, tax and financial advisor(s) regarding the implications of participating in the Offer.

Tax Information

The Company does not currently have an option plan intended to be tax qualified under French tax laws including, without limitation, under Articles L. 225-197-1 to L. 225-197-6 of the French Commercial Code, thus neither the Eligible Options or New Options are eligible for tax-favored treatment in France.

The Offer

Participation in the Offer will generally not result in a taxable event for you. If you do not elect to participate by submitting your Eligible Options to the Company in exchange for New Options, you should not be subject to tax.

C-2-1

Vesting of New Options

Vesting of New Options will generally not be a taxable event.

Exercise of New Options

You are subject to income tax and social security contributions upon exercise of your New Options. You will recognize taxable income on the “spread,” which is the difference between the fair market value of the shares at exercise and the exercise price.

Sale of Shares

When you sell the shares, you acquire in connection with the exercise of New Options, you are generally subject to income tax on any gain. Your gain is equal to the difference between the amount for which you sell the shares, and the aggregate fair market value of the shares at the time you exercised your New Options, as applicable.

Tax Withholding and Reporting

Your employer will withhold and report any social insurance contributions incurred upon the purchase of your shares on the annual DADS filing.

Your employer is not required to withhold income tax when you exercise your New Options. If the laws in France change, such that your employer is required to withhold income tax, you may be required to reimburse your employer for the applicable taxes.

Your employer will report all income received in connection with your exercise of New Options

Exchange Control Information

Since no money will be exchanged in connection with the Offer, there are no exchange control regulations that apply. Generally, there are no foreign exchange restrictions applicable to the Plan. You may hold shares received under the Plan outside France provided you declare any bank or stock account opened, held or closed abroad to the French tax authorities on an annual basis together with the filing of your personal tax return.

Furthermore, you must declare any cash or securities you import or export without the use of a financial institution when the value of such cash or securities equals or exceeds a designated amount.

C-2-2

SCHEDULE C-3

GUIDE TO TAX ISSUES IN SPAIN.

Impinj, INC.

OPTION EXCHANGE PROGRAM

Information for Employees in Spain

In connection with the offer (the “Offer”) from Impinj, Inc. (the “Company”) to exchange your eligible outstanding options (“Eligible Options”) to purchase shares of the Company’s common stock granted to you under the Company’s 2016 Equity Incentive Plan (the “Plan”) for new options issued under the Plan (the “New Options”), below is a brief summary of the likely tax consequences of participating in the Offer and related foreign exchange control considerations.

This summary is based upon the tax laws in Spain, as well as administrative and judicial interpretations of such laws, in effect as of April 2018. The tax consequences of the Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances.

This summary does not discuss all of the tax consequences and regulatory considerations that may be relevant to you in your particular circumstances but is merely intended to alert you to some of the tax and foreign exchange control considerations that you may want to consider in making your decision to participate in the Offer. If the tax laws or interpretations change in the future, possibly with retroactive effect, the information included in this summary may no longer be accurate. If you are a citizen or resident of a country other than Spain, the information contained in this summary may not be applicable to you.

Moreover, this summary may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular tax result. Therefore, we recommend that you consult with your own legal, tax and financial advisor(s) regularly to determine the consequences of taking or not taking any action concerning your Eligible Options or New Options, and to determine how the tax or other laws in Spain apply to your specific situation.

You are encouraged to consult with your personal legal, tax and financial advisor(s) regarding the implications of participating in the Offer.

Tax Information

The Offer

Participation in the Offer will generally not result in a taxable event for you. If you do not elect to participate by submitting your Eligible Options to the Company in exchange for New Options, you should not be subject to tax.

Vesting of New Options

Vesting of New Options will generally not be a taxable event.

C-3-1

Exercise of New Options

You are subject to income tax and social insurance contributions upon exercise of your New Options. You will recognize taxable income on the “spread,” which is the difference between the fair market value of the shares at exercise and the exercise price.

Sale of Shares

In general, you will be taxed upon the gain you receive upon the sale of the shares (i.e., the amount the sale price you receive for the shares exceeds the fair market value of the shares on the date you exercise your New Options).

Tax Withholding and Reporting Requirements

Your employer will be required to withhold taxes and social insurance contributions from the exercise of your Options. Your employer will also be required to report the exercise of your Options to the taxing authority. You will be responsible for reporting income in connection with your options on your Personal Income Tax Return (Tax Form 100), and to the extent you hold Company shares (but not options) or other foreign holdings in excess of the amount designed by the Spanish finance ministry (currently, €50,000), you must report those on Tax Form 720. You are also responsible for reporting any sales of your shares to the taxing authority.

Exchange Control Information

Since no money will be exchanged in connection with the Offer, there are no exchange control regulations that apply. Generally, there are no foreign exchange restrictions applicable to the Plan. You must notify the General Directorate of Commercial Policy and Foreign Investments of the potential exercise of your New Options as they are considered foreign investments.

You must notify the Bank of Spain within one month if you open or close a bank account (including a brokerage account to hold any shares acquired in connection with your exercise of your New Options in the U.S.) in a foreign country. You will also be required to periodically notify the Bank of Spain of the transactions that take place in the account.

C-3-2

SCHEDULE C-4

GUIDE TO TAX ISSUES IN THE UNITED KINGDOM.

IMPINJ, INC.

OPTION EXCHANGE PROGRAM

Information for Employees in United Kingdom

In connection with the offer (the “Offer”) from Impinj, Inc. (the “Company”) to exchange your eligible outstanding options (“Eligible Options”) to purchase shares of the Company’s common stock granted to you under the Company’s 2016 Equity Incentive Plan (the “Plan”) for new options issued under the Plan (the “New Options”), below is a brief summary of the likely tax consequences of participating in the Offer and related foreign exchange control considerations.

This summary is based upon the tax laws in England and Wales, as well as administrative and judicial interpretations of such laws, in effect as of April 2018. The tax consequences of the Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances.

This summary does not discuss all of the tax consequences and regulatory considerations that may be relevant to you in your particular circumstances but is merely intended to alert you to some of the tax and foreign exchange control considerations that you may want to consider in making your decision to participate in the Offer. If the tax laws or interpretations change in the future, possibly with retroactive effect, the information included in this summary may no longer be accurate. If you are a citizen or resident of a country other than England and Wales, the information contained in this summary may not be applicable to you.

Moreover, this summary may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular tax result. Therefore, we recommend that you consult with your own legal, tax and financial advisor(s) regularly to determine the consequences of taking or not taking any action concerning your Eligible Options or New Options, and to determine how the tax or other laws of England and Wales apply to your specific situation.

You are encouraged to consult with your personal legal, tax and financial advisor(s) regarding the implications of participating in the Offer.

Tax Information

The Company does not currently have an option plan qualified for tax-favored treatment in the United Kingdom, thus neither the Eligible Options or New Options are eligible for tax-favored treatment in the United Kingdom.

C-4-1

The Offer

Participation in the Offer will generally not result in a taxable event for you. If you do not elect to participate by submitting your Eligible Options to the Company in exchange for New Options, you should not be subject to tax.

Vesting of New Options

Vesting of New Options will generally not be a taxable event.

Exercise of New Options

Under the tax laws of the United Kingdom, you are subject to income tax upon your exercise of New Options you receive in connection with the Offer. You will recognize income on the “spread,” which is the difference between the fair market value of a share of the Company’s common stock at the time you exercise and the exercise price. You are also responsible for National Insurance Contributions on the spread.

Sale of Shares

Any Shares that you acquire as the result of exercising New Options will be deemed to have a base cost equal to their market value on exercise.

Your aggregate capital gains will be subject to an annual exemption of £11,700 (for the 2018/2019 tax year). Taper relief is no longer available.

Tax Withholding and Reporting Requirements

There are no withholding and reporting requirements in connection with participating in the Offer. Tax and National Insurance Contributions will be withheld by your employer when you exercise your New Options.

You must report the details of any tax liabilities arising from the exercise of your New Options and the sale or disposal of the acquired shares to Her Majesty’s Revenue & Customs on your personal self-assessment tax return. You are also responsible for paying any taxes owed as a result of the sale of the shares you acquired upon the exercise of your New Options.

Exchange Control Information

Since no money will be exchanged in connection with the Offer, there are no exchange control regulations that apply. Generally, there are no foreign exchange restrictions applicable to the Plan.

C-4-2

SCHEDULE C-5

GUIDE TO TAX ISSUES IN BELGIUM.

IMPINJ, INC.

OPTION EXCHANGE PROGRAM

Information for Employees in Belgium

In connection with the offer (the “Offer”) from Impinj, Inc. (the “Company”) to exchange your eligible outstanding options (“Eligible Options”) to purchase shares of the Company’s common stock granted to you under the Company’s 2016 Equity Incentive Plan (the “Plan”) for new options issued under the Plan (the “New Options”), below is a brief summary of the likely tax consequences of participating in the Offer and related foreign exchange control considerations.

This summary is based upon the tax laws in Belgium, as well as administrative and judicial interpretations of such laws, in effect as of April 2018. The tax consequences of the Offer are based on complex laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances.

This summary does not discuss all of the tax consequences and regulatory considerations that may be relevant to you in your particular circumstances but is merely intended to alert you to some of the tax and foreign exchange control considerations that you may want to consider in making your decision to participate in the Offer. If the tax laws or interpretations change in the future, possibly with retroactive effect, the information included in this summary may no longer be accurate. If you are a citizen or resident of a country other than Belgium, the information contained in this summary may not be applicable to you.

Moreover, this summary may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular tax result. Therefore, we recommend that you consult with your own legal, tax and financial advisor(s) regularly to determine the consequences of taking or not taking any action concerning your Eligible Options or any New Options, and to determine how the tax or other laws in Belgium apply to your specific situation.

You are encouraged to consult with your personal legal, tax and financial advisor(s) regarding the implications of participating in the Offer.

Tax Information

The Offer

Participation in the Offer will generally not result in a taxable event for you. If you do not elect to participate by submitting your Eligible Options to the Company in exchange for New Options, you should not be subject to tax.

C-5-1

Grant and Exercise of New Options

If you accept the grant of your New Options in writing within 60 days of the “offer date” (i.e., the date the award materials are provided to you, which may be different than the “grant date” indicated on your award agreement), you will be subject to personal income tax by reference to the 60th day following the offer date. The tax itself will in principle only be payable after filing your income tax return including the option benefit and upon receipt of the treasury’s assessment notice. If you do not accept your New Options in writing until after 60 days of the offer date, tax will be imposed upon your exercise of the New Options.

Social security contributions will in principle not be due on your New Options.

Sale of Shares

Under current Belgian tax law, no tax will be imposed upon the sale of the shares you acquire in connection with the exercise of your New Options. However, note that legislation has been proposed in the past that could eventually change this. In future years, tax may potentially be imposed on gains realized upon sale.

Tax Withholding and Reporting

Your local employer will generally not withhold taxes from you in connection with the grant or exercise of your New Options or any subsequent sale of shares.

You must report the grant of your New Options in your annual income tax return (which is usually filed by 30 June of the year following grant or a later date if filed electronically or via an proxyholder). Your employer will report your Options, provided that you accept them in writing within 60 days of the offer date.

Exchange Control Information

No exchange control restrictions apply in connection with your participation in the Offer. No other foreign exchange control requirements apply to the New Options or the purchase of shares.

C-5-2